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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

OMNICELL, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 OMNICELL, INC.
1201 Charleston Road
Mountain View, California 94043

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 25, 2010

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of Omnicell, Inc., a Delaware corporation ("Omnicell," the "Company," "our," "us," or "we"). The meeting will be held on Tuesday, May 25, 2010 at 2:30 p.m. local time at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043, for the following purposes:

  1.
  To elect three (3) Class III directors to hold office until the 2013 Annual Meeting of Stockholders.

  2.
  To approve an amendment to our 2009 Equity Incentive Plan to add an additional 2,900,000 shares to the number of shares of common stock authorized for issuance under the plan.

  3.
  To approve an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000.

  4.
  To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.

  5.
  To conduct any other business properly brought before the meeting.

        These items of business are more fully described in the Proxy Statement accompanying this Notice.

        The record date for the Annual Meeting is April 1, 2010. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders' Meeting to Be Held on Tuesday, May 25, 2010 at 2:30 p.m. local time at the Company's headquarters located at
1201 Charleston Road, Mountain View, California 94043.

The proxy statement and annual report to stockholders are available at
http://ir.omnicell.com/annual.cfm

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

Mountain View, California
April 16, 2010

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

 Omnicell, Inc.
1201 Charleston Road
Mountain View, California 94043

PROXY STATEMENT
FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS
MAY 25, 2010

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

        The Company has sent you this proxy statement and the enclosed proxy card because the Board of Directors of Omnicell, Inc. is soliciting your proxy to vote at the 2010 Annual Meeting of Stockholders (the "Annual Meeting"). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or over the Internet.

        The Company intends to mail this proxy statement and accompanying proxy card on or about April 16, 2010 to all stockholders of record entitled to vote at the Annual Meeting.

Who can vote at the Annual Meeting?

        Only stockholders of record at the close of business on April 1, 2010 will be entitled to vote at the Annual Meeting. On the record date, there were 32,497,598 shares of common stock outstanding and entitled to vote.

  Stockholder of Record: Shares Registered in Your Name

        If on April 1, 2010 your shares were registered directly in your name with Omnicell's transfer agent, Computershare Trust Company, N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

  Beneficial Owner: Shares Registered in the Name of a Broker or Bank

        If on April 1, 2010 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in "street name" and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

  Directions to the Annual Meeting

        The Annual Meeting will be held at the Company's headquarters located at 1201 Charleston Road, Mountain View, California 94043. If you need directions to the meeting, please visit: http://www.omnicell.com/Company/Pages/OfficeLocations.aspx

What am I voting on?

        There are four (4) matters scheduled for a vote:

  •
  The election of three (3) Class III directors to hold office until the 2013 Annual Meeting of Stockholders;

  •
  The approval of an amendment to our 2009 Equity Incentive Plan to add an additional 2,900,000 shares to the number of shares of common stock authorized for issuance under the plan;

  •
  The approval of an amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000; and

  •
  The ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.

What if another matter is properly brought before the meeting?

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

        You may either vote "For" all the nominees to the Board of Directors or you may "Withhold" your vote for any nominee you specify. For each of the other matters to be voted on, you may vote "For" or "Against" or abstain from voting. The procedures for voting are fairly simple:

  Stockholder of Record: Shares Registered in Your Name

        If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the enclosed proxy card, vote by proxy over the telephone, or vote by proxy over the Internet. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

  •
  To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

  •
  To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

  •
  To vote over the telephone, dial toll-free 1-800-652-VOTE (1-800-652-8683) using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 24, 2010 to be counted.

  •
  To vote over the Internet, go to http://www.investorvote.com/OMCL and follow the steps outlined to complete an electronic proxy card. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Pacific Time, on May 24, 2010 to be counted.

  Beneficial Owner: Shares Registered in the Name of Broker or Bank

        If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from Omnicell. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

We provide Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes do I have?

        On each matter to be voted upon, you have one vote for each share of common stock you owned as of April 1, 2010.

What if I return a proxy card or otherwise vote but do not make specific choices?

        If you return a signed and dated proxy card without marking any voting selections, your shares will be voted as follows:

  •
  "For" the election of all three (3) Class III directors;

  •
  "For" the approval of the amendment to our 2009 Equity Incentive Plan to add an additional 2,900,000 shares to the number of shares of common stock authorized for issuance under the plan;

  •
  "For" the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000; and

  •
  "For" the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010.

        If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

        We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

        If you receive more than one set of proxy materials, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

        Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

  •
  You may submit another properly completed proxy card with a later date.

  •
  You may send a timely written notice that you are revoking your proxy to Omnicell's Corporate Secretary at 1201 Charleston Road, Mountain View, California 94043.

  •
  You may attend the Annual Meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or internet proxy is the one that is counted.

        If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals due for next year's Annual Meeting?

        To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 17, 2010, to Omnicell's Corporate Secretary at 1201 Charleston Road, Mountain View, California 94043. However, if Omnicell's 2011 Annual Meeting of Stockholders is not held between April 25, 2011 and June 24, 2011, then the deadline will be a reasonable time prior to the time we begin to print and mail our proxy materials. If you wish to submit a proposal that is not to be included in next year's proxy materials or nominate a director, you must do so no earlier than close of business on January 25, 2011 and no later than close of business on February 24, 2011. We also advise you to review Omnicell's Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. If you do not comply with these requirements, you will not be able to make a stockholder proposal or nomination at next year's Annual Meeting.

How are votes counted?

        Votes will be counted by the inspector of election appointed for the Annual Meeting, who will separately count "For" and "Withheld" votes and, with respect to Proposal Nos. 2, 3 and 4, "Against" votes, abstentions and broker non-votes. Abstentions will be counted towards the vote total for each of Proposal Nos. 2, 3 and 4, and will have the same effect as "Against" votes. Broker non-votes have no effect on Proposals Nos. 2 and 4 and will have the same effect as "Against" votes on Proposal No. 3.

What are "broker non-votes"?

        Broker non-votes occur when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. If you do not give instructions to your broker, your broker can vote your shares with respect to "discretionary" items, but not with respect to "non-discretionary" items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange ("NYSE") on which your broker may vote shares held in street name in the absence of your voting instructions. Non-discretionary items are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals and, for the first time, under a new amendment to the NYSE rules, elections of directors, even if not contested. In the event that a broker, bank, custodian, nominee or other record holder of Omnicell common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on each of the proposals.

How many votes are needed to approve each proposal?

  •
  For the election of directors, the three (3) nominees receiving the most "For" votes (from the holders of votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Only votes "For" or "Withheld" will affect the outcome.

  •
  For the approval of the amendment to our 2009 Equity Incentive Plan to add an additional 2,900,000 shares to the number of shares of common stock authorized for issuance under the plan, Proposal No. 2 must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

  •
  For the approval of the amendment to our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000, Proposal No. 3 must receive a "For" vote from the majority of the outstanding shares of the common stock. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have the same effect as an "Against" vote.

  •
  For the ratification of the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2010, Proposal No. 4 must receive a "For" vote from the majority of shares present and entitled to vote either in person or by proxy. If you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have no effect.

What is the quorum requirement?

        A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares are represented by stockholders present at the meeting or represented by proxy. On the record date, there were 32,497,598 shares outstanding and entitled to vote. Thus, the holders of 16,248,800 shares must be present in person or represented by proxy at the meeting or by proxy to have a quorum.

        Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

        Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K that we expect to file within four days of the Annual Meeting. If final voting results are not available to us in time to file a current report on Form 8-K within four business days after the Annual Meeting, we intend to file a current report on Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional current report on Form 8-K to publish the final results.

What proxy materials are available on the internet?

        The letter to stockholders, proxy statement, and annual report on Form 10-K are available at http://ir.omnicell.com/annual.cfm.

 PROPOSAL NO. 1

ELECTION OF DIRECTORS

        Omnicell's Board of Directors presently has nine members and is divided into three classes, each with a three-year term. Currently, Class I, with a term expiring in 2011, Class II, with a term expiring in 2012, and Class III, with a term expiring in 2010, each consist of three directors.

        The three directors currently serving in the class whose term of office expires in 2010 have each been nominated for re-election at the 2010 Annual Meeting: Donald C. Wegmiller, James T. Judson, and Gary S. Petersmeyer, all of whom were previously elected by the stockholders. If elected at the Annual Meeting, each of these nominees would serve until the 2013 Annual Meeting of Stockholders and until his or her successor is elected and has qualified, or, if sooner, until the director's death, resignation or removal.

        Vacancies on the Board of Directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified. It is the Company's policy to encourage directors and nominees for director to attend the Company's Annual Meeting of Stockholders. All of the directors attended the 2009 annual meeting of stockholders, with the exception of Randy D. Lindholm, Sara J. White and William H. Younger, Jr.

        Our Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and management experience necessary to oversee and direct the Company's business. To that end, the Committee has evaluated the Board's current members in the broader context of the Board's overall composition. The Committee maintains a goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board.

        The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each nominee for director that led the Committee to believe that such nominee should continue to serve on the Board. In addition, following the biographies of the nominees are the biographies of directors not currently up for re-election containing information as to why the Committee believes that such director should continue serving on the Board.

Class III Nominees for Election for a Three-Year Term Expiring at the 2010 Annual Meeting

  Donald C. Wegmiller

        Donald C. Wegmiller, age 71, has served as a Director of Omnicell since May 2004 and as its lead independent director since August 2005. Since February 2006, Mr. Wegmiller has served as a Senior Consultant and Chairman Emeritus for Integrated Healthcare Strategies, a national executive and physician compensation and benefits consulting firm. In addition, Mr. Wegmiller serves as Vice Chairman of Scottsdale Institute and Chairman and Chief Executive Officer of C-Suite Resources. From February 2002 to February 2006, Mr. Wegmiller was the Chairman of Clark Consulting. From 1993 to February 2002, Mr. Wegmiller was the President and Chief Executive Officer of the predecessor firm, Healthcare Compensation Strategies. From 1978 to 1993, Mr. Wegmiller served as President and Chief Executive Officer of Health One Corporation, a hospital ownership and management company of 23 hospitals, 300 employed physicians, and 15,000 employees. Mr. Wegmiller received both a B.A. in business economics and psychology and an M.H.A. from the University of Minnesota. The Corporate Governance Committee believes that Mr. Wegmiller's service in the healthcare industry for more than four decades; specifically, his more than 30 years of experience as a chief executive officer and/or chairman of both publicly-traded and privately-held national companies serving the healthcare industry and his service on senior advisory boards of companies such as MedAssets, Inc. and CareMedic, Inc. provide him with operational and industry expertise that are important to the Board. Mr. Wegmiller's service as a director of over 20 public companies over the last 25 years also provides a breadth of knowledge as to the effective operation of a board of directors and consensus building among directors that is especially valuable as the lead independent director.

  James T. Judson

        James T. Judson, age 55, has served as a Director of Omnicell since April 2006. Since March 2006, Mr. Judson has served as a financial executive advisor to small and mid-sized companies. From February 2005 to April 2005, Mr. Judson was Omnicell's Vice President of Finance. From April 2005 to March 2006, Mr. Judson was Omnicell's Interim Chief Financial Officer. From 1998 until his retirement in January 2002, Mr. Judson served as Vice President of Finance and Planning for the Worldwide Operations group of Sun Microsystems, a computer systems company. Mr. Judson received a B.S. in industrial management from Purdue University and an M.B.A. from Indiana University. The Corporate Governance Committee believes that Mr. Judson's financial and operational expertise in executive level financial positions at a rapidly growing, global, publicly-traded company provides the Board with valuable insights into the financial operations of the company and financial matters generally. The Corporate Governance Committee believes that Mr. Judson's knowledge of the company and its accounting practices as Omnicell's Interim Chief Financial Officer is an especially important quality for contribution to the Company's Audit Committee.

  Gary S. Petersmeyer

        Gary S. Petersmeyer, age 63, has served as a Director of Omnicell since January 2007. Since December 2004, Mr. Petersmeyer has served as the Chairman and Chief Executive Officer of Aesthetic Sciences Corporation, a research-based medical device company focusing on elective surgery applications. From November 2001 to November 2004, Mr. Petersmeyer provided consulting and executive coaching services to senior executives in high growth and research-based organizations. From 2000 to 2001, Mr. Petersmeyer was President and a Director of Pherin Pharmaceuticals, Inc., a pharmaceutical development and discovery company. From 1995 to 2000, he was President, Chief Executive Officer and a Director of Collagen Corporation, a medical technology company focused on worldwide collagen research. Mr. Petersmeyer received a B.A. in political science from Stanford University, an M.A. in teaching from the Harvard Graduate School of Education and an M.B.A. from Harvard University. The Corporate Governance Committee believes Mr. Petersmeyer's leadership experience as the chief executive officer of several publicly-traded and privately-held global companies focused on the healthcare markets positions him to contribute effectively to the industry and operational understanding of the Board. Mr. Petersmeyer's experience in executive compensation matters, developed in his tenures as chief executive officer, is valuable as a member of the Compensation Committee.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class I Directors Continuing in Office Until the 2011 Annual Meeting

  Randy D. Lindholm

        Randy D. Lindholm, age 54, has served as a Director of Omnicell since May 2003. Since April 2002, Mr. Lindholm has served as a consultant to medical device companies. From June 1999 to April 2002, Mr. Lindholm was Chairman, President and Chief Executive Officer of VidaMed, Inc., a medical device company, and from August 1998 to June 1999, served as its Executive Vice President, Sales and Marketing. From 1993 to 1998, Mr. Lindholm held senior field operations positions at Nellcor Puritan Bennett, a provider of solutions to diagnose, monitor and treat respiratory-impaired patients.

Mr. Lindholm spent the previous 16 years at GE Medical Systems. Mr. Lindholm received a B.S. in electrical engineering from Michigan Tech University. Mr. Lindholm is also a director of the following privately held companies: Barrx Medical, Tibion Bionic Technologies, Estech and Novasys Medical. The Corporate Governance Committee believes Mr. Lindholm's more than three decades of leadership experience in the healthcare industry, including serving as the chief executive officer for a publicly-held medical device company and his sales, marketing and field operations experience, and his experience as a director of other companies in the healthcare industry allow him to effectively contribute to the Board's understanding of the industry. Mr. Lindholm's experience in executive compensation matters, developed during his tenures as chief executive officer, is especially valuable as the Chairman of the Compensation Committee.

  Sara J. White

        Sara J. White, age 64, has served as a Director of Omnicell since April 2003. Since April 2004, Ms. White has served as a pharmacy leadership coach. From 1992 to March 2004, Ms. White was a clinical professor at the School of Pharmacy at the University of California, San Francisco. From 1995 to March 2004, Ms. White was an adjunct professor at the University of the Pacific, School of Pharmacy. From 1992 to 2003, Ms. White was the Director of Pharmacy at Stanford Hospital and Clinic. Ms. White received a B.S. in pharmacy from Oregon State University and an M.S. and Residency in hospital pharmacy management from Ohio State University. The Corporate Governance Committee believes Ms. White's leadership and clinical pharmacy expertise proven as the director of pharmacy for more than a decade at one of the top acute-care hospitals in the U.S. provides valuable scientific and medical knowledge regarding the internal operations and clinical needs of our customers. Further, Ms. White's experience as a clinical professor for two nationally-respected pharmacy university programs offers an important understanding of the future direction of the industry that will help us anticipate the needs and demands of our customers' clinical pharmacy decision-makers.

  William H. Younger, Jr.

        William H. Younger, Jr., age 60, has served as a Director of Omnicell since September 1992. Since 1981, Mr. Younger has been a managing director of Sutter Hill Ventures, a venture capital firm. Mr. Younger received a B.S. in electrical engineering from the University of Michigan and an M.B.A. from Stanford University. Mr. Younger is also a director of Cardica, Inc. and several privately held companies. The Corporate Governance Committee believes Mr. Younger's qualifications to serve on our Board include his extensive knowledge of the Company, having served on the Board since the Company's inception, which provides a historic understanding of the Company's growth and a continuity to the Board. His business acumen and ability to counsel company leaders, developed as a managing director of a successful venture capital firm, provides a breadth of general business knowledge and transactional experience to the Board.

Class II Directors Continuing in Office Until the 2012 Annual Meeting

  Mary E. Foley

        Mary E. Foley, age 58, has served as a Director of Omnicell since May 2005. Since April 2004, Ms. Foley has served as the Associate Director of the Center for Research and Nursing Innovation at the University of California, San Francisco (UCSF), where she works on nurse quality and safe hospital care. Ms. Foley is also a Ph.D. student in nursing policy at UCSF. From 2004 to 2009, Ms. Foley served as Vice President of the American Nurses Association, and from 2000 to 2002 she served as its President. From September 2002 to September 2004, Ms. Foley was a Regents Lecturer at UCSF and Visiting Assistant Professor in the Masters entry program. From 1981 to 2000, Ms. Foley was a staff nurse and chief nurse executive at Saint Francis Memorial Hospital in San Francisco. From 1994 to 1999, Ms. Foley was a part-time clinical faculty member at San Francisco State University School of Nursing, and was the faculty adviser for the student nurses association. Ms. Foley received a nursing diploma from New England Deaconess Hospital School of Nursing, a B.S.N. from Boston University School of Nursing and an M.S. in nursing administration and occupational health from UCSF. The Corporate Governance Committee believes Ms. Foley's qualifications to serve on our Board include her management and clinical nursing expertise developed as the chief nurse executive at a highly respected acute-care hospital serving a large metropolitan population; her expertise in nurse quality and hospital safety obtained while in leadership and teaching roles at one of the top nursing schools in the nation and as vice president of the only full-service professional organization representing the interests of U.S. registered nurses. Ms. Foley's experience brings an important perspective to the Board of the needs and demands of our customers' nursing decision-makers, and the medication safety issues that are important to them.

  Randall A. Lipps

        Randall A. Lipps, age 52, has served as Chairman of the Board and a Director of Omnicell since founding Omnicell in September 1992 and as its President and Chief Executive Officer since October 2002. From 1989 to 1992, Mr. Lipps served as the Senior Vice President of ST. Holdings, Inc., a travel and marketing company. From 1987 to 1989, he served as Assistant Vice President of Sales and Operations for a subsidiary of AMR, the parent company of American Airlines, Inc. Mr. Lipps received both a B.S. in economics and a B.B.A. from Southern Methodist University. The Corporate Governance Committee believes Mr. Lipps' extensive knowledge of the Company, including his founding of the Company and his almost two decades of leading the Company as the President and Chief Executive Officer, provide the Board with invaluable current knowledge of the Company and extensive knowledge of the industry's needs for improvements in healthcare economics and patient safety. In addition, his role in the operations of the Company provides the Board with the practical understanding of the issues and opportunities that face the Company.

  Joseph E. Whitters

        Joseph E. Whitters, age 51, has served as a Director of Omnicell since May 2003. Since October 2005, Mr. Whitters has been an Advisor to Frazier Health Care Ventures, a venture capital firm. From 1986 to January 2005, Mr. Whitters was employed in various capacities with First Health Group Corp., a national health benefits company, most recently as Executive Vice President. Mr. Whitters is a certified public accountant and received a bachelor's degree in accounting from Luther College. The Corporate Governance Committee believes Mr. Whitters' extensive financial expertise as a certified public accountant and his leadership abilities developed during his service in a senior finance role at a large, national health benefits company allows him to bring important financial and accounting skills to the Board, which is especially valuable as Chairman of the Audit Committee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board Leadership Structure

        The Company's Board of Directors is currently chaired by the President and Chief Executive Officer of the Company, Mr. Lipps. The Board has also appointed Mr. Wegmiller as lead independent director.

        The Company believes that combining the positions of Chief Executive Officer and Board Chair helps to ensure that the Board and management act with a common purpose. In the Company's view, separating the positions of Chief Executive Officer and Board Chair has the potential to give rise to divided leadership, which could interfere with good decision-making or weaken the Company's ability to develop and implement strategy. Instead, the Company believes that combining the positions of Chief Executive Officer and Board Chair provides a single, clear chain of command to execute the Company's strategic initiatives and business plans. In addition, the Company believes that a combined Chief Executive Officer/Board Chair is better positioned to act as a bridge between management and the Board, facilitating the regular flow of information. The Company also believes that it is advantageous to have a Board Chair with an extensive history with and knowledge of the Company (as is the case with the Company's Chief Executive Officer) as compared to a relatively less informed independent Board Chair.

        The Board appointed Mr. Wegmiller as the lead independent director to help reinforce the independence of the Board as a whole. The position of lead independent director has been structured to serve as an effective balance to a combined Chief Executive Officer/Board Chair. The lead independent director is empowered to, among other duties and responsibilities, provide general leadership of the affairs of the independent directors, including leadership in anticipating and responding to crisis, discuss and collaborate with the Chair to set appropriate meeting agendas and meeting schedules, recommend to the Chair the retention of outside advisors and consultants who report directly to the Board, preside over Board meetings in the absence of the Chair and during independent director closed session portions of the meetings, preside over and establish the agendas for meetings of the independent directors, consult with and coordinate with the committee chairs regarding meeting agendas and informational requirements, act as liaison between the Chair and the independent directors, provide advice and consultation to the Chair and other senior executives of the Company, monitor information delivered by the management team to the Board and provide input on such information, and, as appropriate upon request, act as a liaison to stockholders, customers and other key constituents of the Company. In addition, it is the responsibility of the lead independent director to coordinate the Board appointment of an Interim Chief Executive Officer and/or Chair during extended periods of the Chair's absence. As a result, the Company believes that the lead independent director can help ensure the effective independent functioning of the Board in its oversight responsibilities. In addition, the Company believes that the lead independent director is better positioned to build a consensus among directors and to serve as a conduit between the other independent directors and the Board Chair, for example, by facilitating the inclusion on meeting agendas of matters of concern to the independent directors.

Independence of the Board of Directors

        As required under The NASDAQ Stock Market, LLC ("NASDAQ") listing standards, a majority of the members of a listed company's Board of Directors must qualify as "independent," as affirmatively determined by the Board of Directors. The Board consults with the Company's counsel to ensure that the Board's determinations are consistent with relevant securities and other laws and regulations regarding the definition of "independent," including those set forth in the applicable listing standards of the NASDAQ, as in effect from time to time.

        Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the Company's directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Lipps, the President and Chief Executive Officer of the Company. In making this determination, the Board found that none of the eight independent directors or nominees for director had a material or other disqualifying relationship with the Company. Mr. Lipps, the Company's President and Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Role of the Board in Risk Oversight

        One of the Board's key functions is informed oversight of the Company's risk management process. The Board administers this oversight function directly through the Board as a whole, as well as through the Board's standing committees that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. Our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, in addition to oversight of the performance of our audit function. Our Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

        Typically, the Corporate Governance Committee receives and discusses with management a quarterly report regarding risk management and the areas of risk the Company has addressed in such quarter. The Corporate Governance Committee reports to the entire Board on the risk management activities of the Company at least annually, and the applicable Board committees meet at least annually with the employees responsible for risk management in such committees' respective areas of oversight. Both the Board as a whole and the various standing committees receive periodic reports from management, as well as incidental reports as matters may arise. It is the responsibility of the committee chairs to report findings regarding material risk exposures to the Board as quickly as possible.

Meetings of the Board of Directors

        The Board of Directors met five times during 2009. Each Board member attended 75% or more of the aggregate number of the meetings of the Board and of the committees on which he or she served, as held during the period for which he or she was a director or committee member, respectively.

        Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director, or to the independent directors generally, in care of Lead Independent Director, Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. If no particular director is named, letters will be forwarded, depending on the subject matter, to the Chair of the Audit, Compensation, or Corporate Governance Committee.

Information Regarding Committees of the Board of Directors

        The Board has three committees: an Audit Committee, a Compensation Committee and a Corporate Governance Committee. The following table provides membership and meeting information for 2009 for each of the Board committees:

Name	Audit		Compensation		Corporate Governance
Mary E. Foley					X
Randy D. Lindholm			X	*
Gary S. Petersmeyer			X
Donald C. Wegmiller	X		X
Sara J. White	X				X	*
Joseph E. Whitters	X	*
William H. Younger, Jr.					X

Total meetings in fiscal year 2009	17		17		4

*
Denotes Committee Chairperson

        Below is a description of each committee of the Board of Directors. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding "independence" and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.

Audit Committee

        The Audit Committee of the Board of Directors is currently composed of three directors: Mr. Whitters (Chair), Mr. Wegmiller and Ms. White. Following the 2010 Annual Meeting of Stockholders, provided he is re-elected, Mr. Judson will replace Mr. Wegmiller on the Audit Committee. The Audit Committee met seventeen (17) times during the fiscal year ended December 31, 2009. The Audit Committee was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to oversee the Company's corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent registered public accounting firm; determines and approves the engagement of the independent registered public accounting firm; determines whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm; reviews and approves the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent registered public accounting firm on the Company's audit engagement team as required by law; reviews and approves or rejects transactions between the company and any related persons; confers with management and the independent registered public accounting firm regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting control or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the company's annual audited financial statements and quarterly unaudited financial statements with management and the independent registered public accounting firm, including reviewing the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The Audit Committee has adopted a written Audit Committee Charter that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Company's Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) of the NASDAQ listing standards). The Board of Directors has also determined that Mr. Whitters, the Audit Committee Chairperson, qualifies as an "audit committee financial expert," as defined in applicable Securities and Exchange Commission ("SEC") rules. The Board made a qualitative assessment of Mr. Whitters' level of knowledge and experience based on a number of factors, including his formal education and professional experience.

Report of the Audit Committee of the Board of Directors(1)

        The Audit Committee has prepared the following report on its activities with respect to our audited financial statements for the year ended December 31, 2009.

        Our management is responsible for the preparation, presentation and integrity of our financial statements and is also responsible for maintaining appropriate accounting and financial reporting practices and policies. Management is also responsible for establishing and maintaining adequate internal controls and procedures designed to provide reasonable assurance that we are in compliance with accounting standards and applicable laws and regulations.

        Ernst & Young LLP, our independent registered public accounting firm for 2009, is responsible for expressing opinions on the conformity of our audited financial statements with U.S. generally accepted accounting principles and the effectiveness of our internal control over financial reporting.

        The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2009 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm regarding the independent registered public accounting firm's independence as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence and has discussed with the independent registered public accounting firm its independence.

        Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

AUDIT COMMITTEE
Joseph E. Whitters, Chair Donald C. Wegmiller Sara J. White

(1)
The material in this report is not "soliciting material," is not deemed "filed" with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

        The Compensation Committee currently is composed of three directors: Mr. Lindholm (Chair), Mr. Petersmeyer, and Mr. Wegmiller. All members of the Company's Compensation Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Compensation Committee met seventeen (17) times during the fiscal year ended December 31, 2009. The Compensation Committee Charter can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and oversee the Company's compensation strategy, policies, plans and programs, including:

  •
  reviewing and approving corporate performance goals and objectives relevant to the compensation of the Company's executive officers and other senior management;

  •
  reviewing and approving the compensation and other terms of employment of the Company's Chief Executive Officer and other executive officers;

  •
  overseeing administration of the Company's stock option and purchase plans, profit sharing plans, stock bonus plans, deferred compensation plans and other similar programs, including approving and granting options and restricted stock from such plans to the Company's executive officers, employees and consultants; and

  •
  reviewing and discussing with management the Company's Compensation Discussion and Analysis, included in this proxy statement.

Compensation Committee Processes and Procedures

        The Compensation Committee meets at least monthly, and with greater frequency if necessary. The agenda for each meeting is usually outlined by the Chair of the Compensation Committee and then more fully developed by the Company's Chief Executive Officer, Chief Financial Officer, head of Human Resources and General Counsel. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information or advice or otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in or be present during any deliberations or final determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company, as well as authority to obtain, at the expense of the Company, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.

        During the past fiscal year, as in 2008, the Compensation Committee engaged Pearl Meyer & Partners ("Pearl Meyer") as executive compensation consultants. The Compensation Committee requested that Pearl Meyer assist in continuing to refine the Company's executive compensation program to execute that strategy. As part of its engagement, Pearl Meyer was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, Pearl Meyer also conducted individual interviews with members of the Compensation Committee and senior management to learn more about the Company's business operations and strategy, key performance metrics and strategic goals, as well as the labor market in which the

Company competes. Pearl Meyer ultimately developed recommendations regarding executive compensation levels and types of compensation elements that were presented to the Compensation Committee for its consideration. Following an active dialogue with Pearl Meyer and suggesting modifications, the Compensation Committee approved the modified recommendations of Pearl Meyer.

        The accepted recommendations of Pearl Meyer and the specific determinations of the Compensation Committee with respect to executive compensation for 2009 are discussed in the Compensation Discussion and Analysis section of this proxy statement.

Compensation Committee Interlocks and Insider Participation

        During 2009, the Compensation Committee consisted of Messrs. Lindholm (Chair), Petersmeyer and Wegmiller. None of these individuals are or have been officers of Omnicell. None of the Company's executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Corporate Governance Committee

        The Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of the Company (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors and recommending appropriate nominee slates for the Board to recommend for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and developing a set of corporate governance principles for the Board and the Company.

        The Corporate Governance Committee currently consists of three directors: Ms. White (Chair), Ms. Foley and Mr. Younger. All members of the Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Corporate Governance Committee met four (4) times during the fiscal year. Our Corporate Governance Committee Charter can be found in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

        The Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of the Company's stockholders. However, the Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of the Company and the long-term interests of stockholders.

        In conducting this assessment, the Committee considers diversity, age, skills, industry and professional background and such other factors as it deems appropriate given the current needs of the Board of Directors and the Company, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Corporate Governance Committee reviews such directors' overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Committee (and the other members of the Board, as needed) then use their network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Committee meets to discuss and consider such candidates' qualifications and then selects a nominee for recommendation to the Board by majority vote.

        At this time, the Corporate Governance Committee does not consider director candidates recommended by stockholders. The Committee believes that it is in the best position to identify, review, evaluate and select qualified candidates for Board membership, based on the comprehensive criteria for Board membership approved by the Board.

Stockholder Communications with the Board of Directors

        The Company's Board of Directors has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board may do so by sending written communications addressed to the Lead Independent Director of Omnicell, Inc. at 1201 Charleston Road, Mountain View, California 94043. These communications will be reviewed by the Lead Independent Director, who will determine whether they should be presented to the Board. The purpose of this screening is to avoid having the Board consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). The screening procedures have been approved by a majority of the independent members of the Board. All communications directed to the Audit Committee in accordance with the Company's "Open Door Policy for Reporting Complaints Regarding Accounting and Auditing Matters" (the "Omnicell Open Door Policy") that relate to questionable accounting or auditing matters involving the Company will be promptly and directly forwarded to the Audit Committee. The Omnicell Open Door Policy is available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

Code of Ethics

        Omnicell has adopted the Omnicell Code of Conduct, a code of ethics that applies to all officers, directors and employees of the Company. The Omnicell Code of Conduct is available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations." If the Company makes any substantive amendments to its Code of Conduct or grants any waiver from a provision of the Code to any executive officer or director, it will promptly disclose the nature of the amendment or waiver on its website.

Corporate Governance Guidelines

        The Board of Directors has reaffirmed the governance practices followed by the Company by readopting the Corporate Governance Guidelines to assure that the Board will have the necessary authority and practices in place to review and evaluate the Company's business operations as needed and to make decisions that are independent of the Company's management. The guidelines are also intended to align the interests of directors and management with those of the Company's stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to board composition and selection, board meetings and involvement of senior management, Chief Executive Officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines were adopted by the Board to, among other things, reflect changes to the NASDAQ listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Corporate Governance Guidelines, as well as the charters for each committee of the Board, are available in the "Corporate Governance" section on the Company's corporate website at www.omnicell.com, under "Investor Relations."

 PROPOSAL NO. 2

APPROVAL OF AN AMENDMENT TO OUR 2009 EQUITY INCENTIVE PLAN

Overview

        Our Board of Directors is requesting stockholder approval of an amendment (the "Amendment') to the Omnicell, Inc. 2009 Equity Incentive Plan, to add an additional 2,900,000 shares to the number of shares of common stock authorized for issuance under the 2009 Plan.

        On March 11, 2010, our Board of Directors unanimously approved the Amendment, subject to stockholder approval. The Board of Directors believes that the 2009 Plan is an integral part of our long-term compensation philosophy and the Amendment is necessary to continue providing the appropriate levels and types of equity compensation for our employees. We refer to the 2009 Equity Incentive Plan herein as the "2009 Plan."

Why we are asking our stockholders to approve the Amendment

        As of April 1, 2010, approximately 1,292,659 shares will be available for future issuance under the 2009 Plan, excluding the shares reserved for issuance upon exercise of outstanding options or vesting of restricted stock units (and without giving effect to the Amendment). We anticipate that this reserve will be reduced by approximately 99,600 shares after issuance of restricted stock units to our non-employee directors under our Non-Employee Director Compensation Plan at the meeting of the Board of Directors held in connection with the Annual Meeting(1). As a result, we anticipate that fewer than 1,193,059 shares will be available for future grant under the 2009 Plan following our Annual Meeting (without giving effect to the approval of this Proposal and adoption of the Amendment), and, without replenishment, we believe such amount will be insufficient to meet our anticipated employee recruiting and retention needs through the following Annual Meeting in 2011. We do not presently have any current plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares under the 2009 Plan. Please see "Director Compensation" for more information in regards to our Non-Employee Director Compensation Plan for 2010.

(1)
This estimate assumes a closing price of our common stock of $14.00 on the date of grant and applies the 2009 Plan's 1.4-to-1 share reduction for restricted stock unit awards.

Equity Awards are an Integral Component of our Compensation Program

        Equity awards have been historically and, we believe, will continue to be an integral component of our overall compensation program for all of our employees, officers and directors. Approval of the Amendment will allow us to continue to grant stock options and other equity awards at levels our Compensation Committee determines to be appropriate in order to attract new employees and directors, retain our existing employees and to provide incentives for such persons to exert maximum efforts for the Company's success and ultimately increase stockholder value. In addition, to the extent that we expand our business or product lines through the acquisition of other businesses, we anticipate that we would need to provide competitive equity compensation packages to any newly acquired employees. The Amendment allows the Company to continue to utilize a broad array of equity incentives with flexibility in designing such incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards and performance stock awards.

        Currently, approximately 43% of our outstanding equity awards are held by non-executive employees and more than half of the equity awards held by employees are fully vested and exercisable. We believe it is critical for our long-term success that our employees' interests are tied to the success of the Company as "owners" of our business. The equity incentive programs we have in place have worked to build stockholder value by attracting and retaining extraordinarily talented employees. We believe, and the industry benchmarks that we compare ourselves to support the belief that we must continue to offer competitive equity compensation packages in order to attract and motivate the talent necessary for our continued growth and success.

We Carefully Monitor Our Use of Equity Awards to Minimize Stockholder Dilution and Compensation Expense

        Our Compensation Committee carefully monitors our annual burn rate, total dilution and equity compensation expense to ensure that we maximize stockholder value by granting only the appropriate number and type of equity awards necessary to attract, reward and retain key employees and directors. Our commitment to a carefully managed equity incentive program is demonstrated by several facts:

  •
  Annual Burn Rate.  In 2008, we had an annual burn rate of 3.29% and in 2009 our annual burn rate was 3.44%. In both 2008 and 2009, this was below the three-year average annual burn rate of our peer group index of 3.65% (Russell 3000, Health Care Equipment and Services).(2)

  •
  Net Annual Burn Rate.  In 2008 and 2009, our net annual burn rate, after subtracting shares returned to our equity plans reserve due to cancellations or forfeiture, was 2.49% and 1.33% respectively.(3)

  •
  Dilution.  From 2008 to 2009, the total potential dilutive effect of our equity compensation plans has decreased from 19.96% to 16.57% of our total shares outstanding.(4)

  •
  Compensation Expense.  As discussed in our "Compensation Discussion and Analysis" our Compensation Committee carefully monitors the compensation expense associated with equity awards to be within budgeted limits.

  •
  Benchmarked Controls.  We use industry benchmarks to monitor and evaluate the effectiveness and reasonableness of the equity compensation we offer to our employees and prospective employees with the goal of attracting and retaining our most valuable human assets without exceeding what the market requires in a competitive environment. We use a nationally-recognized compensation market intelligence provider in the technology and life sciences industries to benchmark the equity required to remain competitive for non-executive employees and attempt to stay in the middle bands of those benchmarks. Also as discussed in our "Compensation Discussion and Analysis," our Compensation Committee benchmarks the equity expense associated with equity awards granted to our executive officers against a group of comparable publicly-traded companies based on such factors as revenue, market capitalization and, to the extent possible, industry similarity, that we believe provides a meaningful cross-section from which to benchmark executive compensation. The three-year average equity expense related to each of our executive's grants ranges from 35% to 45% of the average expenses to executive officers in such peer group.

        In requesting approval of the Amendment, we are asking stockholders for a pool of shares that we believe, absent a material company acquisition or similar event, will be sufficient for approximately the next three years to provide an appropriate amount of equity for attracting, retaining, and motivating employees and directors as we continue to grow our business.

(2)
Annual burn rate is calculated by dividing (i) the number of shares utilized in granting equity awards (using a 1.5 multiplier for restricted stock and restricted stock unit awards) by (ii) the weighted-average total shares outstanding for the year.
(3)
Net annual burn rate is calculated by dividing (i) the number of shares utilized in granting equity awards less the number of shares returned to our equity incentive plans from cancellation and forfeiture by (ii) the weighted-average total shares outstanding for the year.
(4)
Total potential dilutive effect is equal to: (equity awards outstanding + shares available for grant)/(total shares outstanding + equity awards outstanding + shares available for grant).

Important Aspects of our 2009 Plan Designed to Protect our Stockholders' Interests

        The 2009 Plan was unanimously adopted by our Board of Directors on March 5, 2009 and approved by our stockholders on May 19, 2009 at our 2009 Annual Meeting. We included certain provisions in the 2009 Plan that are designed to protect our stockholders' interests and to reflect corporate governance best practices including:

  •
  Stockholder approval is required for additional shares.  The 2009 Plan does not contain an annual "evergreen" provision. Thus, stockholder approval is required each time we need to increase the share reserve allowing our stockholders the ability to have a say on our equity compensation programs.

  •
  Repricing is not allowed.  The 2009 Plan prohibits the repricing of outstanding equity awards and the cancelation of any outstanding equity awards that have an exercise price or strike price greater than the current fair market value of our common stock in exchange for cash or other stock awards under the 2009 Plan.

  •
  Share counting provisions.  The share reserve under the 2009 Plan is reduced one share for each share of common stock issued pursuant to an option or stock appreciation right and 1.4 shares for each share of common stock issued pursuant to restricted stock, restricted stock units, performance stock awards, or other stock awards. This helps to ensure that management and our Compensation Committee is using the share reserve effectively and with regard to the value of each type of equity award.

  •
  Submission of 2009 Plan amendments to stockholders.  The 2009 Plan requires stockholder approval for material amendments to the 2009 Plan, including as noted above, any increase in the number of shares reserved for issuance under the 2009 Plan.

  •
  Flexibility in designing equity compensation scheme.  The 2009 Plan allows us to provide a broad array of equity incentives, including traditional option grants, stock appreciation rights, restricted stock awards, restricted stock unit awards, performance stock awards and performance cash awards. By providing this flexibility we can quickly and effectively react to trends in compensation practices and continue to offer competitive compensation arrangements to attract and retain the talent necessary for the success of our business.

  •
  Broad-based eligibility for equity awards.  We grant equity awards to a large portion of our employees. By doing so, we tie our employee's interests with stockholder interests and motivate our employees to act as owners of the business.

  •
  Reasonable limit on equity awards.  The 2009 Plan limits the number of shares of common stock available for equity awards such that no employee may be granted an equity award covering more than to 1,500,000 shares in a calendar year.

General 2009 Plan Information

        The 2009 Plan was the successor to and continuation of the 1999 Equity Incentive Plan, 2003 Equity Incentive Plan and 2004 Equity Incentive Plan, or together (the "Prior Plans"). All outstanding stock awards granted under the Prior Plans continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plans, but no additional awards have been granted under the Prior Plans since May 19, 2009.

        As of April 1, 2010, the total number of shares of the Company's common stock reserved for issuance under the 2009 Plan is 1,292,659 shares plus the number of shares subject to stock awards outstanding under the Prior Plans that terminate prior to exercise and would otherwise be returned to the share reserves under the Prior Plans.

Vote Required and Board Recommendation

        The affirmative vote of the holders of a majority of the votes cast in person or by proxy and entitled to vote at the Company's Annual Meeting of Stockholders is required to adopt the amendment to the 2009 Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 2.

Description of the 2009 Equity Incentive Plan

        The material features of the 2009 Plan are outlined below. This summary is qualified in its entirety by reference to the complete text of the 2009 Plan, as amended. Stockholders are urged to read the actual text of the 2009 Plan in its entirety, which is appended to this proxy statement as Appendix A and may be accessed from the SEC's website at www.sec.gov.

Background and Purpose

        The 2009 Plan provides for the grant of stock options, restricted stock, restricted stock units, stock appreciation rights, other stock-related awards, and performance awards that may be settled in cash, stock or other property.

        The purpose of the 2009 Plan is to provide a means by which employees, directors, and consultants may be given an opportunity to purchase the Company's common stock to assist it in recruiting new employees and directors, retaining the services of current employees and directors, and to provide incentives for such persons to exert maximum efforts for the Company's success.

Shares Available for Awards

        After giving effect to the approval of Proposal No. 2, the total number of shares of the Company's common stock reserved for issuance under the 2009 Plan would have been 4,192,659, as of April 1, 2010. This share reserve consists of (a) 1,292,659 shares currently reserved for issuance under the 2009 Plan, plus (b) an additional 2,900,000 shares subject to approval of the stockholders at the Annual Meeting. In addition, the share reserve will be increased by the number of shares subject to stock awards outstanding under the Prior Plans that terminate prior to exercise and would otherwise be returned to the share reserves under the Prior Plans.

        This aggregate number is referred to as the "Share Reserve." The number of shares available for issuance under the 2009 Plan is reduced by (i) one share for each share of common stock issued pursuant to an option or stock appreciation right with a strike price of at least 100% of the fair market value of the underlying common stock on the date of grant, and (ii) 1.4 shares for each share of common stock issued pursuant to restricted stock, restricted stock units, performance stock awards, or other stock awards granted under the 2009 Plan.

        As of December 31, 2009, options to purchase approximately 4,747,794 shares were outstanding and awards other than options and stock appreciation rights covering an aggregate of 264,477 were outstanding. The weighted average exercise price of all options outstanding as of December 31, 2009 was approximately $12.61 and the weighted average remaining term of such options was approximately 6.2 years. A total of 32,323,080 shares of the Company's common stock were outstanding as of February 24, 2010, the date of the filing of our Annual Report on Form 10-K.

        If a stock award expires or otherwise terminates without having been exercised in full or is settled in cash, such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of the common stock that may be issued pursuant to the 2009 Plan. If any shares of common stock issued pursuant to a stock award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the participant, then the shares which are forfeited shall revert to and again become available for issuance under the 2009 Plan. Any shares reacquired by the Company pursuant to its withholding obligations or as consideration for the exercise of an option shall not again become available for issuance under the 2009 Plan. In addition, if the exercise price of any award is satisfied by the tender of shares of common stock to us (whether by actual delivery or attestation), the shares tendered will not again be available for issuance under the 2009 Plan.

        To the extent there is a share of common stock issued pursuant to (i) a stock award that counted as 1.4 shares against the number of shares available for issuance under the 2009 Plan or (ii) an award other than an option or stock appreciation right granted under the Prior Plans with respect to which the strike price is at least 100% of the fair market value of the underlying common stock on the date of grant, and such share of common stock again becomes available for issuance under the 2009 Plan, then the number of shares of common stock available for issuance under the 2009 Plan shall increase by 1.4 shares.

Eligibility

        Incentive stock options may be granted under the 2009 Plan only to the Company's employees and employees of Omnicell's affiliates. The Company's employees, consultants and directors and employees and consultants of Omnicell's affiliates are eligible to receive all other types of awards under the 2009 Plan. As of April 1, 2010, approximately 761 employees, directors and consultants were eligible to participate in the 2009 Plan.

Administration

        The 2009 Plan is administered by the Board of Directors, which may in turn delegate authority to administer the plan to a committee. The Board of Directors has delegated administration of the 2009 Plan to the Compensation Committee. Subject to the terms of the 2009 Plan, the Compensation Committee determines recipients, the numbers and types of stock awards to be granted, the terms and conditions of the stock awards, including the period of their exercisability and vesting. Subject to the limitations set forth below, the Compensation Committee also determines the fair market value applicable to a stock award and the exercise price of options granted under the 2009 Plan.

Repricing

        The 2009 Plan expressly provides that, without the approval of the stockholders within 12 months prior to such event, the Compensation Committee shall not have the authority to reduce the exercise price of any outstanding stock awards under the plan or cancel any outstanding stock awards that have an exercise price or strike price greater than the current fair market value of the common stock in exchange for cash or other stock awards under the 2009 Plan.

Vesting

        Shares subject to awards under the 2009 Plan generally vest in accordance with the stock award agreement for such stock award.

Stock Options

        If stock options are granted, they are granted pursuant to stock option agreements. The 2009 Plan permits the grant of options that qualify as incentive stock options, or ISOs, and nonstatutory stock options, or NSOs. Generally, the exercise price for an option cannot be less than 100% of the fair market value of the common stock subject to the option on the date of grant. Options granted under the 2009 Plan will vest at the rate specified in the option agreement.

        In general, the term of stock options granted under the 2009 Plan may not exceed ten years. Except as explicitly provided otherwise in an optionholder's award agreement, options granted under the 2009 Plan generally terminate three months after termination of the participant's service unless (i) termination is due to the participant's disability, in which case the option may be exercised (to the extent the option was exercisable at the time of the termination of service) at any time within 12 months following termination; (ii) the participant dies before the participant's service has terminated, or within the period (if any) specified in the stock option agreement after termination of service for a reason other than death, in which case the option may be exercised (to the extent the option was exercisable at the time of the participant's death) within 18 months following the participant's death by the person or persons to whom the rights to such option have passed; (iii) the participant is terminated for cause in which case the option will cease to be exercisable immediately upon the participant's termination, or (iv) the option by its terms specifically provides otherwise. An option term may be extended in the event that exercise of the option following termination of service is prohibited by applicable securities laws. The amount of time allowable after termination to exercise an option may be extended if upon exercise the participant would be in violation of the registration requirements under the Securities Act or Omnicell's insider trading policy. In such cases, the applicable period within which a participant may exercise an option after termination is extended to the time in which the exercise of the option would not be in violation of such laws or policies. In no event may an option be exercised after its expiration date.

        Acceptable forms of consideration for the purchase of Omnicell common stock issued under the 2009 Plan will be determined by the Compensation Committee and may include cash, check, bank draft or money order made payable to the Company, common stock previously owned by the optionholder, payment through a broker assisted exercise or, for NSOs only, a net exercise feature, or other legal consideration approved by the Compensation Committee.

        Generally, an optionholder may not transfer a stock option other than by will or the laws of descent and distribution or a domestic relations order. However, to the extent permitted under the terms of the applicable stock option agreement, an optionholder may designate a beneficiary who may exercise the option following the optionholder's death.

Limitations

        The aggregate fair market value, determined at the time of grant, of shares of Omnicell common stock with respect to ISOs that are exercisable for the first time by an optionholder during any calendar year under all of the Company's equity compensation plans may not exceed $100,000. The options or portions of options that exceed this limit are treated as NSOs. No ISO may be granted to any person who, at the time of the grant, owns or is deemed to own stock possessing more than 10% of the Company's total combined voting power or that of any affiliate unless the following conditions are satisfied:

  •
  the option exercise price must be at least 110% of the fair market value of the stock subject to the option on the date of grant; and

  •
  the term of any ISO award must not exceed five years from the date of grant.

        The aggregate maximum number of shares of common stock that may be issued pursuant to the exercise of ISOs shall be the number of shares of common stock in the Share Reserve. In addition, no employee may be granted options, stock appreciation rights, or other stock awards under the 2009 Plan covering more than 1,500,000 shares of our common stock in any calendar year.

Restricted Stock Awards

        If restricted stock awards are granted, they are granted pursuant to restricted stock award agreements. A restricted stock award may be granted in consideration for cash, check, bank draft or money order payable to the Company, the recipient's past or future services performed for the Company or an affiliate of the Company, or any other form of legal consideration acceptable to the Compensation Committee. Shares of Omnicell common stock acquired under a restricted stock award may be subject to forfeiture to us in accordance with a vesting schedule to be determined by the Compensation Committee. Rights to acquire shares of Omnicell common stock under a restricted stock award may be transferred only upon such terms and conditions as are set forth in the restricted stock award agreement.

Restricted Stock Unit Awards

        If restricted stock unit awards are granted, they are granted pursuant to restricted stock unit award agreements. Payment of any purchase price may be made in any legal form acceptable to the Compensation Committee. The Company will settle a payment due to a recipient of a restricted stock unit award by delivery of shares of our common stock, by cash, by a combination of cash and stock as deemed appropriate by our Compensation Committee, or in any other form of consideration determined by the Compensation Committee and set forth in the restricted stock unit award agreement. Dividend equivalents may be credited in respect of shares of Omnicell common stock covered by a restricted stock unit award. Restricted stock unit awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee. Except as otherwise provided in the applicable restricted stock unit award agreement, restricted stock units that have not vested will be forfeited upon the participant's termination of continuous service for any reason.

Stock Appreciation Rights

        If stock appreciation rights are granted, they are granted pursuant to a stock appreciation rights agreement. Each stock appreciation right is denominated in common stock share equivalents. The strike price of each stock appreciation right is determined by the Compensation Committee, and shall in no event be less than 100% of the fair market value of the stock subject to the stock appreciation right at the time of grant. The Compensation Committee may also impose restrictions or conditions upon the vesting of stock appreciation rights that it deems appropriate. Stock appreciation rights may be paid in Omnicell common stock, in cash, in any combination of the two, or any other form of legal consideration approved by the Compensation Committee and contained in the stock appreciation right agreement. Stock Appreciation Rights shall be subject to the same conditions upon termination and restrictions on transfer as stock options under the 2009 Plan.

Performance Awards

        The 2009 Plan provides for the grant of two types of performance awards: performance stock awards and performance cash awards. If performance awards are granted, they will vest or be exercised based upon the attainment during a certain period of time of certain performance goals. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee. The maximum amount to be granted to any individual in a calendar year attributable to such performance awards may not exceed 1,500,000 shares of Omnicell common stock in the case of performance stock awards, or $1,500,000 in the case of performance cash awards.

        Performance goals under the 2009 Plan are determined by the Board or the Compensation Committee, based on any one or more performance criteria, including but not limited to: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales, backlog or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction, or other budgetary goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction, service, or personal visitations; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) completion of strategic, business, development, financial, employee or integration plan (or equivalent type of plan); (xxxiv) manufacturing, production, research and development, product launch or product objective goals; (xxxv) litigation, arbitration or other conflict achievements or resolutions; (xxxvi) hiring or reduction in headcount; (xxxvii) timely completion of internal and external analysis, or audits; (xxxviii) completion of performance goals by direct reports; and (xxxix) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Other Stock Awards

        Other forms of stock awards valued in whole or in part with reference to Omnicell common stock may be granted either alone or in addition to other stock awards under the 2009 Plan. The Compensation Committee has sole and complete authority to determine the persons to whom and the time or times at which such other stock awards will be granted, the number of shares of Omnicell common stock to be granted and all other conditions of such other stock awards. Other forms of stock awards may be subject to vesting in accordance with a vesting schedule to be determined by the Compensation Committee.

Changes to Capital Structure

        In the event that there is a specified type of change in our capital structure not involving the receipt of consideration by the Company, such as a stock split or stock dividend, the class and number of shares reserved under the 2009 Plan (including share limits) and the class and number of shares and exercise price or strike price, if applicable, of all outstanding stock awards will be appropriately adjusted.

Corporate Transactions

        In the event of a corporate transaction, unless otherwise provided in a written agreement between the Company or any of its affiliate and the holder of the stock award, or expressly provided by the Board or the Compensation Committee at the time of grant of a stock award, in the event of a corporate transaction (as specified in the 2009 Plan and described below), all outstanding stock awards under the 2009 Plan shall be assumed, continued or substituted for by any surviving or acquiring entity (or its parent company). If the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for such stock awards, then (i) with respect to any such stock awards that are held by individuals whose continuous service with us or an affiliate has not terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction, and (ii) with respect to any stock awards that are held by individuals whose continuous service with the Company or an affiliate of the Company has terminated prior to the effective date of the corporate transaction, the vesting and exercisability provisions of such stock awards will not be accelerated and such awards will terminate if not exercised prior to the effective date of the corporate transaction (except that any reacquisition or repurchase rights held by the Company with respect to such stock awards shall not terminate and may continued to be exercised notwithstanding the corporate transaction). In the event a stock award will terminate if not exercised, the Board or the Compensation Committee may provide, in its sole discretion, that the holder of such stock award may not exercise such stock award but will receive a payment equal to the excess of the value of the property the holder would have received upon exercise over any exercise price.

        A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control, as provided in the stock award agreement or in any other written agreement between the Company or any affiliate of the Company and the participant, but in the absence of such provision, no acceleration shall occur.

Plan Amendments

        The Compensation Committee has the authority to amend or terminate the 2009 Plan. However, no amendment or termination of the 2009 Plan will adversely affect any rights under awards already granted to a participant unless agreed to by the affected participant. The Company will obtain stockholder approval of any amendment to the 2009 Plan as required by applicable law.

Plan Termination

        Unless sooner terminated by the Board or the Compensation Committee, the 2009 Plan shall automatically terminate on March 4, 2019.

U.S. Federal Income Tax Consequences

        The information set forth below is a summary only and does not purport to be complete. The information is based upon current federal income tax rules and therefore is subject to change when those rules change. Because the tax consequences to any recipient may depend on his or her particular situation, each recipient should consult the recipient's tax adviser regarding the federal, state, local, and other tax consequences of the grant or exercise of an award or the disposition of stock acquired as a result of an award. The 2009 Plan is not qualified under the provisions of Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Company's ability to realize the benefit of any tax deductions described below depends on its generation of taxable income.

Nonstatutory Stock Options

        Generally, there is no taxation upon the grant of a NSO where the option is granted with an exercise price equal to the fair market value of the underlying stock on the grant date. On exercise, an optionee will recognize ordinary income equal to the excess, if any, of the fair market value on the date of exercise of the stock over the exercise price. If the optionee is employed by us or one of our affiliates, that income will be subject to withholding tax. The optionee's tax basis in those shares will be equal to their fair market value on the date of exercise of the option, and the optionee's capital gain holding period for those shares will begin on that date.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the optionee.

Incentive Stock Options

        The 2009 Plan provides for the grant of stock options that qualify as "incentive stock options," as defined in Section 422 of the Code. Under the Code, an optionee generally is not subject to ordinary income tax upon the grant or exercise of an ISO. If the optionee holds a share received on exercise of an ISO for more than two years from the date the option was granted and more than one year from the date the option was exercised, which is referred to as the required holding period, the difference, if any, between the amount realized on a sale or other taxable disposition of that share and the holder's tax basis in that share will be long-term capital gain or loss.

        If, however, an optionee disposes of a share acquired on exercise of an ISO before the end of the required holding period, which is referred to as a disqualifying disposition, the optionee generally will recognize ordinary income in the year of the disqualifying disposition equal to the excess, if any, of the fair market value of the share on the date the ISO was exercised over the exercise price. However, if the sales proceeds are less than the fair market value of the share on the date of exercise of the option, the amount of ordinary income recognized by the optionee will not exceed the gain, if any, realized on the sale. If the amount realized on a disqualifying disposition exceeds the fair market value of the share on the date of exercise of the option, that excess will be short-term or long-term capital gain, depending on whether the holding period for the share exceeds one year.

        For purposes of the alternative minimum tax, the amount by which the fair market value of a share of stock acquired on exercise of an ISO exceeds the exercise price of that option generally will be an adjustment included in the optionee's alternative minimum taxable income for the year in which the option is exercised. In computing alternative minimum taxable income, the tax basis of a share acquired on exercise of an ISO is increased by the amount of the adjustment taken into account with respect to that share for alternative minimum tax purposes in the year the option is exercised.

        Omnicell is not allowed an income tax deduction with respect to the grant or exercise of an ISO or the disposition of a share acquired on exercise of an ISO after the required holding period. If there is a disqualifying disposition of a share, however, Omnicell is allowed a deduction in an amount equal to the ordinary income includible in income by the optionee, subject to Section 162(m) of the Code and provided that amount constitutes an ordinary and necessary business expense for the Company and is reasonable in amount, and either the employee includes that amount in income or the Company timely satisfies its reporting requirements with respect to that amount.

Restricted Stock Awards

        Generally, the recipient of a restricted stock award will recognize ordinary compensation income at the time the stock is received equal to the excess, if any, of the fair market value of the stock received over any amount paid by the recipient in exchange for the stock. If, however, the stock is not vested when it is received (for example, if the employee is required to work for a period of time in order to have the right to sell the stock), the recipient generally will not recognize income until the stock becomes vested, at which time the recipient will recognize ordinary compensation income equal to the excess, if any, of the fair market value of the stock on the date it becomes vested over any amount paid by the recipient in exchange for the stock. A recipient may, however, file an election with the Internal Revenue Service, within 30 days of his or her receipt of the stock award, to recognize ordinary compensation income, as of the date the recipient receives the award, equal to the excess, if any, of the fair market value of the stock on the date the award is granted over any amount paid by the recipient in exchange for the stock.

        The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock awards will be the amount paid for such shares plus any ordinary income recognized either when the stock is received or when the stock becomes vested.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, Omnicell will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Restricted Stock Units

        Generally, the recipient of a stock unit structured to conform to the requirements of Section 409A of the Code or an exception to Section 409A of the Code will recognize ordinary compensation income at the time the stock is delivered equal to the excess, if any, of the fair market value of the shares of Omnicell common stock received over any amount paid by the recipient in exchange for the shares of Omnicell common stock. To conform to the requirements of Section 409A of the Code, the shares of Omnicell common stock subject to a stock unit award may generally only be delivered upon one of the following events: a fixed calendar date (or dates), separation from service, death, disability or a change in control. If delivery occurs on another date, unless the stock units otherwise comply with or qualify for an exception to the requirements of Section 409A of the Code, in addition to the tax treatment described above, the recipient will owe an additional 20% federal tax and interest on any taxes owed.

        The recipient's basis for the determination of gain or loss upon the subsequent disposition of shares acquired from stock units, will be the amount paid for such shares plus any ordinary income recognized when the stock is delivered.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock award.

Stock Appreciation Rights

        The Company may grant under the 2009 Plan stock appreciation rights separate from any other award or in tandem with other awards under the 2009 Plan.

        Where the rights are granted with a strike price equal to the fair market value of the underlying stock on the grant date and where the recipient may only receive the appreciation inherent in the stock appreciation rights in shares of Omnicell common stock, the recipient will recognize ordinary compensation income equal to the fair market value of the stock received upon such exercise. If the recipient may receive the appreciation inherent in the stock appreciation rights in cash or other property and the stock appreciation right has been structured to conform to the requirements of Section 409A of the Code, then the cash will be taxable as ordinary compensation income to the recipient at the time that the cash is received.

        Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, Omnicell will generally be entitled to a tax deduction equal to the taxable ordinary income realized by the recipient of the stock appreciation right.

Section 162 Limitations

        Compensation of persons who are "covered employees" of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as "performance-based compensation" are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2009 Plan is intended to enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

New Plan Benefits

        The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers, directors, and employees under the 2009 Plan. We do not presently have any current plans, proposals or arrangements, written or otherwise, to issue any of the newly available authorized shares under the 2009 Plan. The table below sets forth information about awards granted under our 2009 Plan to the named executive officers, all current executive officers as a group, all non-employee directors as a group, and all non-executive employees and consultants as a group in 2009. On April 1, 2010, the closing price of Omnicell common stock as reported on the NASDAQ Global Market was $14.09 per share.

Awards Granted under the 2009 Plan

Name	Number of Securities Underlying Option Awards Granted (#)	Number of Securities Underlying Restricted Stock Awards Granted (#)
Randall A. Lipps	—	—
Robin G. Seim	—	—
J. Christopher Drew	—	—
Marga Ortigas-Wedekind	—	3,000
Dan S. Johnston	—	—
Executive Group (6 persons)	—	3,000
Non-Executive Director Group (8 persons)(1)	—	—
Non-Executive Officer Employee and Consultant Group (83 persons)	178,400	63,230

(1)
As of the date of this proxy statement, no awards have been granted to our non-employee directors pursuant to the 2009 Plan. All awards granted to our non-employee directors in fiscal 2009 were made pursuant to our 1999 Equity Incentive Plan. At the time of the Annual Meeting, each of our continuing non-employee directors whose initial equity award has vested, will receive a restricted stock award valued at $95,000 as of the date of grant pursuant to our Non-Employee Director Compensation Plan. For more information as to such awards, please see "Director Compensation—Changes in Director Compensation in 2010."

Required Vote and Recommendation of the Board of Directors

        Approval of Proposal No. 2 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 2 and will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors believes that approval of Proposal No. 2 is in the best interest of the Company and the best interests of the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 2.

 PROPOSAL NO. 3

APPROVAL OF AMENDMENT TO OUR
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK

Overview

        Our Board of Directors has unanimously approved a proposal to amend our Amended and Restated Certificate of Incorporation to increase the authorized number of shares of our common stock from 50,000,000 shares to 100,000,000 shares. The Board of Directors has recommended that this proposal be presented to our stockholders for approval. See Appendix B for a copy of the proposed amendment to our Amended and Restated Certificate of Incorporation.

Reasons for the Increase in the Authorized Number of Shares

        Although the Board of Directors does not have current plans to issue the additional shares of common stock, the proposed amendment will allow us to have a sufficient number of shares of authorized and unissued common stock, which can be issued in connection with such corporate purposes as may, from time to time, be considered advisable by the Board of Directors. The additional shares may be used for various purposes without further stockholder approval such as:

  •
  raising capital;

  •
  providing equity incentives to employees, officers or directors;

  •
  establishing strategic relationships with other companies;

  •
  expanding our business or product lines through the acquisition of other businesses or products; and

  •
  implementing appropriate stock splits or stock dividends.

        As of April 1, 2010, 32,497,598 shares of common stock were outstanding. In addition, 1,292,659 shares of common stock were reserved for future issuance under our 2009 Equity Incentive Plan, 458,400 are reserved for issuance pursuant to outstanding equity awards and 2,583,133 shares were reserved for future issuance under our 1997 Employee Stock Purchase Plan. As result, as of April 1, 2010 only 13,168,210 shares of authorized common stock remain uncommitted.

        Failure to adopt the amendment to our Amended and Restated Certificate of Incorporation would adversely impact our ability to quickly and cost-effectively raise capital through the issuance of equity securities and impair our ability to use our stock to acquire other business or establish strategic relationships with other companies.

Effects of the Increase in the Authorized Number of Shares

        The additional shares of common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock and will not have any immediate effect on the rights of existing stockholders. To the extent the additional authorized shares are issued in the future, they will decrease the existing stockholders' percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing stockholders for their shares, could be dilutive to our existing stockholders. If the amendment is adopted, it will become effective upon filing of a Certificate of Amendment to our Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

        The increase in our authorized shares of common stock could also have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company difficult. For example, additional shares could be issued by us so as to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. Similarly, the issuance of additional shares to certain persons allied with our management could have the effect of making it more difficult to remove our management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

        At any time prior to the effectiveness of the filing of this proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 50,000,000 to 100,000,000, notwithstanding stockholder approval of this proposed amendment, the Board may abandon this proposed amendment without any further action by our stockholders.

Required Vote and Recommendation of the Board of Directors

        The affirmative vote of the holders of a majority of the outstanding shares of the common stock will be required to approve this amendment to our Amended and Restated Certificate of Incorporation. As a result, if you abstain from voting, it will have the same effect as an "Against" vote. Broker non-votes will have the same effect as "Against" votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL NO. 3.

 PROPOSAL NO. 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board of Directors has selected Ernst & Young LLP ("Ernst & Young") as the Company's independent registered public accounting firm for the year ending December 31, 2010 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Ernst & Young has audited the Company's financial statements since 1997. Representatives of Ernst & Young are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

        Neither the Company's Bylaws nor other governing documents or law require stockholder ratification of the selection of Ernst & Young as the Company's independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Ernst & Young to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Principal Accountant Fees and Services

        The following table represents aggregate fees billed to the Company for the fiscal years ended December 31, 2009 and December 31, 2008 by Ernst & Young, the Company's principal accountant.

	Fiscal Year Ended December 31,
	2009	2008
	(in thousands)
Audit Fees	$1,010	$1,445
Audited-Related Fees	30	95
Tax Fees	181	20
All Other Fees	8	8

Total Fees	$1,229	$1,568

        Audit Fees.    Consists of fees billed for professional services rendered for the audit of the Company's financial statements and review of the interim financial statements included in quarterly reports, professional services associated with SEC registration statements and other documents filed with the SEC, consultations with the Company's management as to the accounting treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB or other standard-setting bodies, and other services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

        Audit-Related Fees.    Consists of fees billed for professional services for pre-implementation review and advice on automated control considerations surrounding our enterprise resource planning system.

        Tax Fees.    Consists of fees billed for professional services for tax compliance, tax advice and tax planning outside of the audit of the income tax accounts included in the annual audit.

        All Other Fees.    Consists of fees billed for subscriptions to an on-line accounting and financial reporting research assistance service.

Pre-Approval Policies and Procedures

        The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company's independent registered public accounting firm, Ernst & Young. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee's members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

        The Audit Committee has determined that the rendering of the services other than audit services by Ernst & Young is compatible with maintaining the principal accountant's independence.

Required Vote and Recommendation of the Board of Directors

        Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting. Abstentions will be counted toward the tabulation of votes cast on Proposal No. 4 and will have the same effect as "Against" votes. Broker non-votes will have no effect on the outcome of the vote.

        The Board of Directors believes that approval of Proposal No. 4 is in the best interest of the Company and the best interests of the stockholders for the reasons stated above.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE "FOR" PROPOSAL NO. 4.

 SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information regarding the ownership of the Company's common stock as of April 1, 2010 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all current executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than 5% of its common stock.

	Beneficial Ownership(1)
Beneficial Owner	Number of Shares	Percent of Total
BlackRock, Inc.(2)	2,729,547	8.40%
40 East 52nd Street
New York, NY 10022
Wellington Management Company, LLP(3)	2,432,808	7.49%
75 State Street
Boston, MA 02109
Waddell & Reed Investment Management Company and its affiliated entities(4)	2,216,978	6.82%
6300 Lamar Avenue
Overland Park, KS 66202
Janus Capital Management LLC and its affiliated entities(5)	2,213,659	6.81%
151 Detroit Street
Denver, CO 80206
JPMorgan Chase & Co.(6)	2,039,697	6.28%
270 Park Avenue
New York, NY 10017
Mary E. Foley(7)(11)	48,627	*
James T. Judson(7)(11)	160,290	*
Randy D. Lindholm(7)(11)	72,992	*
Randall A. Lipps(8)(11)	1,270,440	3.83%
Gary S. Petersmeyer(7)(11)	30,539	*
Donald C. Wegmiller(7)(11)	161,016	*
Sara J. White(7)(11)	96,212	*
Joseph E. Whitters(7)(11)	130,094	*
William H. Younger, Jr.(7)(9)(11)	147,492	*
Robin G. Seim(11)	175,680	*
J. Christopher Drew(10)(11)	477,429	1.45%
Marga Ortigas-Wedekind(11)	43,000	*
Dan S. Johnston(11)	198,256	*
All executive officers and directors as a group (14 persons)(12)	3,056,035	8.84%

*
Less than one percent.

(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the "SEC"). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 32,497,598 shares outstanding on April 1, 2010, adjusted as required by rules promulgated by the SEC. Unless otherwise indicated, the address of each of the individuals and entities listed below is c/o Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043.

(2)
On December 1, 2009, BlackRock, Inc. ("BlackRock") completed its acquisition of Barclays Global Investors, NA and certain of its affiliates (Barclays Global Investors, NA and such affiliates are collectively referred to as the "BGI Entities"). As a result, substantially all of the BGI Entities are now included as subsidiaries of BlackRock for the purpose of this table.

(3)
Wellington Management Company, LLC ("Wellington Management"), in its capacity as investment advisor, has shared voting and investment power with respect 2,432,808 shares of stock which are held of record by clients of Wellington Management.

(4)
These shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company ("IICO"), an investment advisory subsidiary of Waddell & Reed Financial, Inc. ("WDR") or Waddell & Reed Investment Management Company ("WRIMCO"), an investment advisory subsidiary of Waddell & Reed, Inc. ("WRI"). WRI is a broker-dealer and underwriting subsidiary of Waddell & Reed Financial Services, Inc., a parent holding company ("WRFSI"). In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. Therefore, IICO and/or WRIMCO may be deemed the beneficial owner of the securities covered by this table.

(5)
Perkins Small Cap Value Fund has sole voting and dispositive power over 1,600,000 shares. Janus Capital Management LLC ("Janus Capital") has a direct 91.8% ownership stake in INTECH Investment Management ("INTECH") and a direct 77.8% ownership stake in Perkins Investment Management LLC ("Perkins"). Janus Capital, INTECH and Perkins are investment advisors or sub-advisors to various investment companies registered under Section 8 of the Investment Company Act of 1940 and to individual and institutional clients, including Perkins Small Cap Value Fund (collectively referred to as "Managed Portfolios"). As a result of their roles as an investment advisor or sub-advisor to the Managed Portfolios, Janus Capital is the beneficial owner of 430,834 shares held by such Managed Portfolios and Perkins is the beneficial owner of 1,782,825 shares held by such Managed Portfolios. Janus Capital and Perkins do not have the right to receive any dividends from, or the proceeds from the sale of, the securities held in the Managed Portfolios and disclaim any ownership associated with such rights.

(6)
JPMorgan Chase & Co. ("JPM") is the parent company to its wholly owned subsidiaries: J.P. Morgan Investment Management Inc., JPMorgan Investment Advisors Inc. and JPMorgan Asset Management (UK) Ltd. JPM has sole voting power over 1,858,287 shares of common stock and sole investment power over 2,039,697 shares of common stock. JPM beneficially owns 2,039,697 shares of common stock on behalf of other persons known to have one or more of the following: (i) the right to receive dividends for such securities, (ii) the power to direct the receipt of dividends from such securities, (iii) the right to receive the proceeds from the sale of such securities, and (iv) the right to direct the receipt of proceeds form the sale of such securities.

(7)
Includes restricted stock grants awarded to the then current non-employee directors of the Company on May 19, 2009, which will fully vest on the date of the 2010 Annual Meeting of Stockholders as follows: Mary E. Foley, 4,864 shares; James T. Judson, 4,324 shares; Randy D. Lindholm, 6,486 shares; Gary S. Petersmeyer, 5,405 shares; Donald C. Wegmiller, 10,809 shares; Sara J. White, 7,026 shares; Joseph E. Whitters, 8,648 shares; and William H. Younger, Jr., 4,864 shares.

(8)
Includes 92,940 shares held directly by Mr. Lipps; 420,249 shares held in trust by The Lipps Revocable Trust, for which Mr. Lipps and his wife are trustees with shared voting and investment power; and 60,769 shares held in various trusts for the benefit of Mr. Lipps' children, for which Mr. Lipps is trustee.

(9)
Includes 4,864 shares held directly by Mr. Younger, and 89,287 shares held by The William H. Younger, Jr. Revocable Trust, for which Mr. Younger is trustee. Mr. Younger disclaims beneficial ownership of the trusts' shares except as to Mr. Younger's pecuniary interest in the trusts.

(10)
Includes 10,504 shares held in trust by the 2004 Drew Family Trust, for which Mr. Drew and his wife are trustees with shared voting and investment power.

(11)
Includes shares which certain executive officers and directors of the Company have the right to acquire within 60 days after April 1, 2010 pursuant to outstanding options as follows: Mary E. Foley, 42,841 shares; James T. Judson, 150,841 shares; Randy D. Lindholm, 42,161 shares; Randall A. Lipps, 696,482 shares; Gary S. Petersmeyer, 25,000 shares; Donald C. Wegmiller, 137,924 shares; Sara J. White, 77,841 shares; Joseph E. Whitters, 85,841 shares; William H. Younger, Jr., 53,341 shares; J. Christopher Drew, 419,275 shares; Dan S. Johnston, 169,001 shares; Marga Ortigas-Wedekind, 20,000 shares; Robin G. Seim, 146,023 shares; and all current executive officers and directors as a group, 2,091,570 shares.

(12)
Consists of shares held by the executive officers and directors listed on the table, including the shares included in footnotes 7 and 11 above, 24,999 shares Nhat Ngo has the right to acquire within 60 days after April 1, 2010 pursuant to outstanding options and 18,969 shares owned by Mr. Ngo.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

        The Company submits all applicable Section 16(a) filing requirements on behalf of its officers and directors (except for Mr. Younger). To the Company's knowledge, based on the reports filed by the Company, copies of such reports furnished to the Company and written representations that no other reports were required during the fiscal year ended December 31, 2009, all Section 16(a) filing requirements applicable to its officers and directors were complied with, other than with respect to a Form 4 filing for Ms. Ortigas-Wedekind.

 EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

        This Compensation Discussion and Analysis provides information regarding compensation paid to our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers, or the Named Executive Officers, as of December 31, 2009. These individuals are:

  •
  Randall A. Lipps, Chairman, President and Chief Executive Officer;

  •
  Robin G. Seim, Chief Financial Officer and Vice President Finance, Administration, and Manufacturing;

  •
  J. Christopher Drew, Senior Vice President, Field Operations;

  •
  Marga Ortigas-Wedekind, Vice President, Global Marketing and Product Development; and

  •
  Dan S. Johnston, Vice President and General Counsel.

        The compensation programs described herein are available to all of Omnicell's executive officers.

Overview

        Our executive compensation program is designed to provide our executive officers incentives and rewards, while effectively balancing the short-term and long-term interests of our stockholders with our ability to attract and retain talented executives. The Compensation Committee of our Board of Directors (the "Committee") has the primary responsibility for establishing our executive compensation philosophy and determining the specific components and levels of each executive's compensation. Our executive compensation program is based on four guiding principles, as set forth by the Committee. We have created a compensation program that combines short-term and long-term components, cash and equity and fixed and contingent payments, in the proportions we believe achieve these four guiding principles:

  •
  Enhance stockholder value by aligning the financial interests of our executive officers with those of our stockholders;

  •
  Enable us to attract, motivate and retain the people needed to define and create industry-leading products and services;

  •
  Integrate compensation closely with the achievement of our business and performance objectives; and

  •
  Reward individual performance that contributes to our short-term and long-term success.

        An important element of our compensation philosophy is to provide executives with compensation packages that are competitive with compensation packages for executives in medical supply and technology companies of similar size and stage of development in order to attract dynamic and innovative executives to lead our strategic initiatives. As such, the Committee utilizes and relies significantly on a benchmarking analysis when determining the size, components and mix of the executive officers' compensation elements.

        Our executive officers' compensation consists of three principal components: base salary, a performance-based cash bonus and long-term equity incentive compensation. The cash compensation components are primarily designed to provide a predictable level of financial stability and reward the achievement of short-term goals. The equity compensation component is primarily designed to incentivize and retain our executives, and to reward the achievement of our long-term financial success. The Committee utilizes a benchmarking analysis when determining total cash compensation, allocating cash compensation between base salary and performance-based bonus, and in awarding long-term equity compensation.

Role of the Compensation Committee

        Our Board of Directors has delegated to the Committee the responsibility for developing our compensation philosophy, establishing our executive compensation program and overseeing equity awards under our equity incentive plans. On an annual basis, the Committee approves the individual compensation packages for each of our executive officers. Although the Committee maintains ultimate authority over our executive officers' compensation, the Committee considers the input and evaluations of our President and Chief Executive Officer, Randall A. Lipps, as it relates to executive officers other than Mr. Lipps. In conjunction with the Committee's annual review, Mr. Lipps develops cash and equity compensation proposals for each executive to present to the Committee for discussion and approval. Mr. Lipps does not participate in the final determination of his own compensation.

Benchmarking / Compensation Consultant

        As in prior years, the Committee engaged the services of Pearl Meyer & Partners ("Pearl Meyer") in late 2008 and again in late 2009 to serve as an independent advisor to the Committee to assist in reviewing the compensation of the Company's executive officers, including identifying companies for competitive analysis and benchmarking. As part of its engagements, Pearl Meyer worked closely with the Committee to identify comparable peer companies, provided the Committee with a report summarizing a comparison of our total compensation with such peer companies and provided an assessment of the specific elements of our compensation components in relation to the peer companies (the "Pearl Meyer Report"). The Committee believes benchmarking of executive compensation is crucial to maintaining compensation levels competitive with other leading technology companies with which we compete for personnel. Additionally, benchmarking provides guideposts, which the Committee uses to determine the size, mix and components of executive compensation.

        Most of our direct industry competitors are significantly larger than we are, and as a result, historically it has been and continues to be challenging to find appropriately-sized industry competitors for comparison. Therefore, the Committee and Pearl Meyer have developed a group of comparable publicly-traded companies based on such factors as revenue, market capitalization and, to the extent possible, industry similarity, that we believe provides a meaningful cross-section from which to benchmark executive compensation. The Committee and Pearl Meyer also, to the extent possible, have included companies in the peer group with which Omnicell believes that it may compete for personnel. This peer group focuses on three industry subcategories that are representative of portions of our business: the healthcare information management software industry, the medical equipment and supplies industry, and the supply chain management and logistics software and manufacturing industry. The Committee and Pearl Meyer strive to maintain a consistent peer group year over year for comparability of competitive analysis; however, on a yearly basis the peer group is reviewed and refined to take into consideration comparability of financial performance relative to Omnicell, as well as the acquisition or other fundamental changes in the peer companies operating business. For all compensation decisions in 2009, the Committee utilized the Pearl Meyer Report prepared in late 2008 and, with respect to the long-term equity compensation awards made in February 2010, the Committee utilized the Pearl Meyer Report prepared in late 2009.

        The companies identified for benchmark comparison in the 2008 report and 2009 report were:

2008 Peer Group		2009 Peer Group
• Align Technology, Inc.	• JDA Software Group Inc.	• Abaxis, Inc.	• JDA Software Group Inc.
• ArthroCare Corporation	• Manhattan Associates, Inc.	• Align Technology, Inc.	• Manhattan Associates, Inc.
• Athenahealth, Inc.	• Nektar Therapeutics	• Athenahealth, Inc.	• Phase Forward Inc.
• Aspen Technology, Inc.	• Phase Forward Inc.	• Cardiac Science Corporation	• Quality Systems Inc.
• Cardiac Science Corporation	• Quality Systems Inc.	• Eclipsys Corporation	• SonoSite, Inc.
• Eclipsys Corporation	• Stratasys Inc.	• Epicor Software Corporation	• Stratasys Inc.
• I-Flow Corporation	• Thoratec Corp.	• I-Flow Corporation	• Thoratec Corp.
• Informatica Corporation		• Informatica Corporation

Elements of Compensation and 2009 Determinations

        Our executive compensation program consists of three principal components: a base salary and performance-based cash bonus plan (together, total cash compensation) and long-term equity incentive compensation. We also provide our executive officers with certain other benefits including severance and change-of-control benefits and the ability to participate in our 401(k) plan and other employee benefit plans with all other eligible employees. The philosophy underlying each of the components of compensation and the specific factors weighing on the compensation determinations for 2009 are discussed in each section below.

  Cash Compensation.

        Overview.    The cash component of our executive compensation program serves a two-fold purpose. Base salaries are intended to provide financial stability, predictability and security of compensation for our executive officers for fulfilling their core job responsibilities, while the performance-based cash bonus plan is intended to incentivize and reward the achievement of predetermined corporate and individual short-term objectives. The Committee's long-term objective has been and continues to be for each executive officer to be able to achieve approximately the 75th percentile in total cash compensation, assuming achievement of each of his/her performance objectives resulting in payment in full of the executive's total performance-based cash bonus, and for base salary compensation to be at the 50th percentile for comparable positions identified in the Pearl Meyer Report. In determining the level of base salary and the potential maximum performance-based bonus for each executive officer, the Committee analyzes the comparable total cash compensation metric of the Pearl Meyer Report for each executive and sets the executive's total cash compensation with the goal of moving each executive toward the objective percentile in a responsible and measured manner. The Committee also considers management's financial forecasts for the upcoming fiscal year and works to establish an aggregate compensation scheme that fits within the Company's budgetary model.

        To determine the level of each component of an executive's total cash compensation, the Committee uses the prior year's base salary as the starting point, and then looks to the applicable base salary metric in the Pearl Meyer Report to ascertain the percentile that the prior year's salary represents. The Committee then sets an approximate base salary for each executive based on the targeted percentile for that executive.

        Once an appropriate base salary determination is made the Committee allocates the difference between the executive's new base salary and targeted total cash compensation as the size of the executive's maximum potential performance-based bonus. The Committee then translates the maximum potential performance-based bonus into a percentage of the executive officer's base salary and makes adjustments to the base salary and bonus percentage from there.

        Adjustments in cash compensation derived from base salary versus performance-based cash bonus are based on such factors as an executive's historical base salary, an executive's duties and responsibilities, and his or her position in the Company, as well as competitive pay practices for comparable positions identified in the Pearl Meyer Report. In 2009, in light of the severity of the economic downturn, the Committee also considered anticipated declines in the financial forecast, overall market conditions and the reduction in the Company's workforce and the impact of its compensation decisions on the Company's employees in light thereof.

        2009 Base Salary and Total Cash Compensation Determination.    For the first quarter of 2009, the Named Executive Officers' (other than Ms. Ortigas-Wedekind) received their respective base salaries set in 2008. Ms. Ortigas-Wedekind was hired in January 2009, and her base salary was set at a level approximately equal to the other executive officers (other than the three most highly compensated executives) current base salaries. In February 2009, the Committee instituted approximately a 10% reduction in the then-current base salaries for each of Messrs. Lipps, Seim and Drew for the final three quarters of 2009 (such salaries to automatically revert to 2008 levels on January 1, 2010) and froze the salaries of the remaining executive officers at their 2008 levels (or in the case of Ms. Ortigas-Wedekind, at the level set at the time of her hire). The Committee anticipated that market conditions would have a negative impact on the salary levels of the executives in companies identified in the Pearl Meyer report, and thereby determined that a reduction of the salaries of our three most highly compensated executives, and the institution of a salary freeze for the remaining executives was prudent as a cost control measure in light of the severe economic downturn and continued decrease in overall capital spending, as well as supporting employee morale following the Company's reduction in force. The Committee considered the relative percentiles of the base salaries in the Pearl Meyer Report, on a pre-reduction basis for Mr. Lipps, Mr. Seim and Mr. Drew, but chose to delay movement towards its long-term objective of providing base salaries at approximately the 50th percentile of the Company's peer group in light of the economic conditions and other factors described herein.

        In determining total cash compensation for 2009, the Committee acknowledged that the salary reductions and/or salary freezes would slow or, in some cases, reverse the progress of moving executive compensation levels toward the 50th percentile goal of base salary, and as a result it would also slow or reverse the progress of moving total cash compensation to the 75th percentile, in each case as compared to the peer group. In an effort to balance the impact of the reduction and/or salary freeze, the Committee increased the cash bonus amount available to each executive derived as a percentage of his/her quarterly salary thereby maintaining total cash compensation at approximately the same level as 2008. The Committee determined that in light of the economic challenges it was prudent to place greater emphasis on the incentive component of the cash compensation for all executives.

        The following table sets forth the 2009 base salaries (annualized based on the rate set at April 1, 2009), the actual percentage the base salary represents of total target cash compensation and the percentage decrease the 2009 base salaries represent from the 2008 base salaries (annualized based on the rate set at April 1, 2008):

Named Executive Officer	2009 Annualized Base Salary(1) ($)	Percentage of Base Salary of 2009 Targeted Total Cash	2008 Annualized Base Salary(2) ($)	Percentage Decrease from 2008 Annualized Base Salary
Randall A. Lipps(3)	396,000	50%	440,000	(10)%
Chairman, President and Chief
Executive Officer
Robin G. Seim(3)	226,800	54%	252,000	(10)%
Chief Financial Officer and Vice President,
Finance, Administration and
Manufacturing
J. Christopher Drew(3)	266,400	54%	294,000	(10)%
Senior Vice President, Field Operations
Marga Ortigas-Wedekind	240,000	59%	N/A	N/A
Vice President, Global Marketing and Product Development
Dan S. Johnston	239,000	59%	239,000	—%
Vice President and General Counsel

(1)
The 2009 base salaries were effective April 1, 2009 for all of our Named Executive Officers other than Ms. Ortigas-Wedekind. Ms. Ortigas-Wedekind's base salary was effective as of January 12, 2009, the commencement of her employment with us.

(2)
The 2008 base salaries were effective April 1, 2008 for all of our Named Executive Officers other than Ms. Ortigas-Wedekind.

(3)
The actual 2009 salaries, which includes the first quarter salary rate prior to the April 1, 2009 salary reduction, for such Named Executive Officers who were subject to the salary reduction were as follows: Mr. Lipps $407,000, Mr. Seim $233,100 and Mr. Drew $273,300.

        The following table sets forth the targeted total cash compensation in 2009 for each executive and corresponding percentile that the total cash compensation represents to peer companies identified in the Pearl Meyer Report, and the percentage increase (decrease) 2009 total target cash compensation represents from 2008 total target cash compensation:

Named Executive Officer	2009 Targeted Total Cash Compensation(1) ($)	2009 Targeted Total Cash Percentile to Peer Group	2008 Target Total Cash Compensation ($)(2)	2008 Targeted Total Cash Percentile to Peer Group	Percentage Increase (Decrease) from 2008 Targeted Total Cash
Randall A. Lipps	792,000	40th	792,000	55th	—%
Robin G. Seim	419,580	40th	428,400	55th	(2)%
J. Christopher Drew	492,840	75th	514,500	75th	(4)%
Marga Ortigas-Wedekind	408,000	55th	N/A	N/A	N/A
Dan S. Johnston	406,300	55th	382,400	55th	6%

(1)
2009 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective April 1, 2009, assuming achievement of 100% of an executive officer's Individual Targets and the achievement of the Corporate Targets.

(2)
2008 targeted total cash compensation refers to an executive officer's annualized salary and incentive target at the rate effective April 1, 2008, assuming achievement of 100% of an executive officer's Individual Targets and the achievement of the Corporate Targets.

        Performance-Based Bonus.    The second component of cash compensation for our executive officers is a quarterly performance-based bonus, which is intended to be a substantial component of our executives' cash compensation. The size of the potential maximum bonus is derived from the difference between the executive's targeted total compensation and his/her base salary. For 2009, the Committee weighted a greater percentage of the executive officer's total cash compensation toward the performance-based component of total compensation relative to 2008. To this end for 2009, the Committee established the 2009 Executive Bonus Plan (the "2009 Bonus Plan").

        Under the 2009 Bonus Plan, the Company had to meet certain threshold financial performance criteria for an executive to earn a bonus (together, these are referred to as the "Corporate Targets"). For 2009, the Corporate Targets included two quarterly performance criteria: (i) a quarterly revenue target (the "Revenue Target") and (ii) quarterly profit amount, which is set at the minimum profit required to meet the cash equivalent of that quarter's desired earnings per share target (the "Profit Target"). Under both the 2008 and 2009 Bonus Plans, the Committee had the ability to establish one or more additional objectives, or discretionary targets, on a quarterly basis but opted to exercise this discretion in only the fourth quarter of 2009.

        In 2008, the Committee addressed the importance of securing customer contracts early in the year in order to adequately meet the corporate metrics expected by our stockholders, and as such, set discretionary targets to incentivize the early completion of such contracts. In 2009, the Committee determined that the 2009 sales plan adequately addressed the importance of securing customer contracts early in the year and opted not to utilize similar discretionary targets in the first three quarters of 2009. In the fourth quarter of 2009, the Committee implemented a discretionary target that would have the effect of reducing the executive officers' actual performance-based bonuses in the fourth quarter of 2009 by 50% if the Company did not achieve a year-end backlog amount that was at least $109.0 million, which was $1.0 million less than the Company forecasted backlog at the beginning of 2009. The Company met this discretionary target in the fourth quarter of 2009.

        Commensurate with our philosophy of conditioning performance-based cash compensation on corporate performance, the Committee required the achievement of the Revenue Target and Profit

Target as a condition to our executive officers receiving any portion of their respective performance-based bonus for the quarter. If the Revenue Target and Profit Target were achieved, an executive was eligible to receive a cash bonus amount derived as a percentage of his/her quarterly salary, to be determined based on the executive's achievement of certain individual objectives ("Individual Targets"). If the Corporate Targets and all of a Participant's Individual Targets were achieved, the executive received 100% of his/her eligible cash bonus amount (the "Incentive Target").

        The Committee determined achievement of the Revenue Target, against the revenue reported on a GAAP basis, and determined achievement of the Profit Target against non-GAAP net income, which excludes share-based compensation expenses pursuant to Accounting Standards Codification (ASC) Topic 718 "Stock Compensation" ("ASC Topic 718"), and other items that the Committee determined were unusual, non-recurring and not reflective of normal operations. Our quarterly unaudited financial statements for 2009 were the basis for measuring the level of revenue and earnings per share to determine the achievement of the Revenue Target and Profit Target, respectively.

        For 2009, the Committee retained the revised structure of the performance-based bonus plan implemented in 2008, whereby achievement of the Revenue Target and Profit Target was the threshold performance gate to any bonus, allocating 100% of an executive's cash bonus to the achievement of his/her Individual Targets. The Committee determined that implementation of the discretionary target in the fourth quarter of 2009 placed adequate emphasis on the year-end backlog amount. Prior to 2008, the achievement in full of the Corporate Targets provided each executive with 50% of his/her eligible cash bonus under the performance-based bonus plan then in effect. The Committee continues to feel that the "threshold performance gate" structure better emphasizes its desire to motivate individual performance, while retaining the Company's financial performance as paramount and the primary focus of each executive's efforts.

        In 2009, the Committee established Incentive Targets based on the executive's targeted total cash compensation less base salary, and then translated this number into a percentage of salary. Slight adjustments were made to the percentages based on an executive's level of compensation in relation to competitive pay practices for comparable positions identified in the Pearl Meyer Report and the Company's budgetary constraints.

        The following table sets forth the 2009 Incentive Target and the percentage of salary and total cash compensation represented by the 2009 Incentive Target:

Named Executive Officer	2009 Incentive Target ($)	Percentage of Salary Represented by 2009 Incentive Target(1)	Percentage of Total Cash Compensation Represented by 2009 Incentive Target
Randall A. Lipps	385,000(1)	95%	49%
Robin G. Seim	188,685(1)	81%	45%
J. Christopher Drew	224,955(1)	82%	40%
Marga Ortigas-Wedekind	163,584(2)	69%	41%
Dan S. Johnston	161,325(1)	68%	40%

(1)
The 2009 Incentive Target for the first quarter of 2009 was based on each Named Executive Officer's salary for 2008, other than Ms. Ortigas-Wedekind. The 2009 Incentive Target for the second, third and fourth quarter reflects the change in each Named Executive Officer's salaries effective April 1, 2009, other than for Ms. Ortigas-Wedekind.

(2)
Ms. Ortigas-Wedekind's 2009 Incentive Target was based upon her 2009 salary, which was prorated for partial service in the first quarter.

  2009 Targets and Bonus Determinations.

        Corporate Targets.    The Committee established the Revenue Target and Profit Target on a quarterly basis, and such targets were intended to incent the executive officers to achieve results that were consistent with the Company's board-approved financial plan. The actual amount of each target was set by the Committee based on a combination of the input of management, historical quarterly results, the Company's desired growth, financial forecasts and analyst expectations. The following table sets forth the quarterly Corporate Targets for 2009 (all figures are in thousands, except per share amounts):

Corporate Targets	Quarter 1	Quarter 2	Quarter 3	Quarter 4
Revenue Target	$52,000	$50,500	$51,500	$52,000
Profit Target(1)	$0.05	$0.08	$0.09	$0.09

(1)
The Profit Target represented values based on non-GAAP net income rounded to the nearest whole cent, excluding share-based compensation expenses pursuant to ASC Topic 718 and other items that the Committee determined were unusual and not reflective of normal operations.

        For 2009, the Corporate Targets were met in each quarter and as a result our executives were eligible to receive a bonus in each quarter, based on the achievement of their Individual Targets.

        Individual Targets.    For most Named Executive Officers in 2009, the establishment of the Individual Targets and the determinations of achievement were made by the Committee. With respect to Mr. Johnston's Individual Targets, Mr. Seim, our Chief Financial Officer, established the targets and determined achievement in the first two quarters of 2009, and thereafter the determinations were made by the Committee. The Individual Targets are designed to encourage progress in, and create a strong incentive for the executive to excel in areas that are primarily within their control, while emphasizing the importance of our success by requiring achievement of the Corporate Targets before bonus eligibility.

        In 2009, the quarterly Individual Targets for our executive officers, other than Mr. Lipps, included objectives in the following areas:

  •
  Sales Objectives—sales margins, bookings, sales to existing customers, numbers of sales visits and other internal financial measurements;

  •
  Operating Objectives—implementation of information technology infrastructure, conducting training, ethics and other curriculum courses, completion of objectives by those directly reporting to the officer and improvement of internal departmental processes; and

  •
  Strategic Objectives—development of short and long-term roadmaps, and evaluation of possible acquisition targets, strategic relationships and product lines.

        On a quarterly basis the executives, other than Mr. Lipps, generally have between six and nine Individual Targets, and generally 30 to 35 on an annual basis, relating to a variety of objectives, which are approved by the Committee. Each Individual Target is given a percentage weighting such that achievement of all Individual Targets corresponds to 100% achievement of the Incentive Target. For executives other than Mr. Lipps, each Individual Target generally is weighted between 5% and 25% of that quarter's total Incentive Target.

        With respect to Mr. Lipps, 75% of his potential bonus in each quarter was conditioned on his direct reports achievement of each of their Individual Targets. The Committee structured Mr. Lipps' performance bonus in this manner so as to place a significant emphasis on effectively managing and leading the executive team, while maintaining the importance of the Company's financial success as the threshold performance gate. The remaining portion of Mr. Lipps' Individual Targets included operating and/or strategic objectives in the same areas as those set for other Named Executive Officers.

        The following table sets forth the percentages of the Individual Targets achieved in each quarter of 2009, as well as the actual cash bonus earned by each Named Executive Officer based on achievement of the Individual Targets in each quarter of 2009:

	Percentage of Individual Targets Achieved				Cash Bonus for Achievement of Individual Targets
Named Executive Officer	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	First Quarter ($)	Second Quarter ($)	Third Quarter ($)	Fourth Quarter ($)
Randall A. Lipps	92%	90%	90%	100%	80,960	89,100	89,100	99,000
Robin G. Seim	70%	70%	90%	100%	30,870	33,737	43,376	48,195
J. Christopher Drew	85%	90%	80%	100%	46,856	50,949	45,288	56,610
Marga Ortigas-Wedekind	100%	100%	75%	100%	37,584	42,000	31,500	42,000
Dan S. Johnston	65%	90%	90%	100%	23,303	37,643	37,643	41,825

        EPS Overachievement.    As a further incentive to drive our financial performance, each of our executive officers was eligible to receive an additional 10% of his or her actual earned quarterly bonus for each additional $0.01 increment of earnings per share achieved by the Company for that quarter above the Profit Target ("EPS Overachievement"). The following table sets forth the amount by which earnings per share exceeded the Profit Target in each quarter of 2009 and the actual quarterly bonus for each Named Executive Officer associated with the EPS Overachievement:

	Quarter 1	Quarter 2	Quarter 3	Quarter 4
EPS Overachievement	$0.03	$0.03	$0.02	$0.02

	Actual EPS Overachievement Bonus
Named Executive Officer	Quarter 1 ($)	Quarter 2 ($)	Quarter 3 ($)	Quarter 4 ($)
Randall A. Lipps	24,288	26,730	17,820	19,800
Robin G. Seim	9,261	10,121	8,675	9,639
J. Christopher Drew	14,057	15,285	9,058	11,322
Marga Ortigas-Wedekind	11,275	12,600	6,300	8,400
Dan S. Johnston	6,991	11,293	7,529	8,365

        The following table sets forth, for each Named Executive Officer, the Incentive Target, earned incentive bonuses, the percentage of total Incentive Target earned and the amount earned due to EPS Overachievement for 2009:

Named Executive Officer	2009 Incentive Target(1) ($)	Total Cash Bonus Earned for Achievement of Individual Targets(2) ($)	% of Total 2009 Incentive Target Earned(1)(3)	Total Cash Bonus Earned(4) ($)
Randall A. Lipps	385,000	358,160	93%	446,798
Robin G. Seim	188,685	156,177	83%	193,873
J. Christopher Drew	224,955	199,703	89%	249,424
Marga Ortigas-Wedekind(5)	163,584	154,500	94%	191,660
Dan S. Johnston	161,325	140,413	87%	174,550

(1)
The 2009 Incentive Target for the first quarter of 2009 is based on the Named Executive Officers' salaries for 2008, other than Ms. Ortigas-Wedekind. The 2009 Incentive Target for the second, third and fourth quarter reflects the change in the Named Executive Officers' salaries effective April 1, 2009.

(2)
The cash bonus earned for achievement of Individual Targets does not take into account any amounts earned due to the EPS Overachievement.

(3)
The percentage of Total 2009 Incentive Target Earned does not take into account any amounts earned due to EPS Overachievement.

(4)
The total cash bonus earned includes the cash bonus earned from achievement of Individual Targets and the EPS Overachievement.

(5)
Ms. Ortigas-Wedekind's 2009 Incentive Target was based upon her 2009 salary, which was prorated for partial service in the first quarter of 2009.

  Equity Compensation.

        Overview.    Long-term equity-based compensation is intended to incentivize and retain our executive officers through the use of time-based vesting and tying our long-term financial performance to the executive officer's financial success. We believe that both time-based vesting and shared financial success are long-term incentives that motivate our executive officers to grow revenues and earnings, enhance stockholder value and align the interests of our stockholders and executives over the long-term. Equity-based compensation is awarded to our executive officers in the form of stock option grants and restricted stock units, both of which carry service-based vesting conditions.

        Upon commencement of employment, executives are awarded initial equity grants carrying a service-based vesting condition, with 25% of the shares generally vesting one year from the vesting commencement date and the remaining shares vesting in equal monthly installments over the following 36 months. On an annual basis, the Committee makes an assessment as to the size and type of additional equity awards, if any, to be given to each executive officer. Stock options are intended to provide the most substantial incentive to our executive officers to improve company performance and to positively affect stock value, while restricted stock units provide a reduction to earnings dilution and an element of long-term incentive that has greater retention value in a flat or down market. Annual awards generally vest over 4 years (with 25% of the shares vesting on the anniversary of the vesting commencement date and the remainder on a monthly basis thereafter) in the case of stock options, and semi-annually over 48 months in the case of restricted stock units. The size of the initial grant and the annual grants are determined by the Committee based upon factors including:

  •
  competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report;

  •
  the executive's level of responsibility and duties;

  •
  comparison to other executive officers;

  •
  individual executive officer performance;

  •
  corporate performance;

  •
  the executive's prior experience, experience within his or her specific job and breadth of knowledge; and

  •
  corporate objectives for share-based compensation charges and earnings dilution.

        On an annual basis, management and the Committee establish a maximum aggregate share-based compensation expense for the executive awards, taking into consideration anticipated share-based compensation expenses for equity grants to other employees. In determining equity compensation for the executive officers, the Committee reviews the equity compensation grants over a three-year period against a three-year rolling benchmark identified in the Pearl Meyer Report with an objective of making awards at the 50th percentile (on an option equivalent basis) of the three-year period. The

Committee balances this percentile objective with its commitment to stay within management's share-based expense objective in finalizing the aggregate and individual awards. Beyond reviewing the three-year award totals, the Committee does not take into consideration an executive's aggregate equity holdings or equity carrying value in determining yearly long-term equity incentive awards.

        In addition to the factors discussed above, with respect to the size of the awards on a year over year basis, the Committee also takes into consideration the following factors when determining the size and mix of the equity grants:

  •
  the combined size of the awards over a three-year period;

  •
  the effect of the awards on dilution;

  •
  our total equity compensation costs relative to total expenses; and

  •
  competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report.

        February 2009 Equity Awards.    In February 2009, the Committee granted equity awards to our executive officers, taking into consideration, to the extent applicable, corporate performance and individual contributions in 2008 as well as individual long-term retention value and the Committee's desire to emphasize the incentive aspect of the equity awards. The Committee set a ratio of 25% restricted stock units and 75% stock options for executive officers, as measured by the value of the award as prescribed by ASC Topic 718, other than for Ms. Ortigas-Wedekind. This ratio of restricted stock units to stock options was set based on the potential share-based compensation expense and the targeted award size, as well as the retention and incentive aspects of each type of award. The Committee's primary reason for weighting the awards more heavily towards stock options was to place an increased emphasis on the incentive aspect of stock options over the retention value of restricted stock awards. The Committee did review, assess and take into consideration competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report, however, in light of the Committee's desire to maintain share-based compensation expense within the management's established objective, the Committee set a benchmark percentile between the 40th and 45th percentile (on an option-equivalent basis) for the executive officers.

        Ms. Ortigas-Wedekind was granted a new-hire award of 60,000 stock options. The Committee designed the award to be a competitive grant intended to induce her to accept the position of Vice President of Marketing and determined the size of the grant by reviewing awards to comparable level executives at Omnicell, the fair value of the award on a dollar basis and in reliance on its experience with new hire awards. The allocation of the award as 100% stock options, with no restricted stock component, was intended to maximize the alignment of the success of her marketing activities and the success of Company performance with her long-term compensation.

        In addition, in September 2009 Ms. Ortigas-Wedekind was granted an award of 3,000 restricted stock units. The Committee granted the award in recognition of the increased level of responsibility Ms. Ortigas-Wedekind had assumed in connection with a realignment of the Company's engineering department under her supervision.

        The following table sets forth the Committee's equity-based awards granted under the 1999 Equity Incentive Plan(1) for our Named Executive Officers in February 2009 (other than with respect to Ms. Ortigas-Wedekind):

Named Executive Officer	Number of Shares Underlying Option Award(2)	Number of Restricted Stock Units
Randall A. Lipps	146,250	24,375(3)
Robin G. Seim	62,250	10,375(3)
J. Christopher Drew	62,250	10,375(3)
Marga Ortigas-Wedekind	60,000(4)	3,000(5)
Dan S. Johnston	34,875	5,813(3)

(1)
Effective May 2009 following approval by our stockholders at the 2009 Annual Meeting, the 2009 Equity Incentive Plan was adopted as a successor to the 1999 Equity Incentive Plan. Following the 2009 Annual Meeting, no further awards were granted pursuant to the 1999 Equity Incentive Plan.

(2)
Stock options were granted pursuant to the 1999 Equity Incentive Plan. The exercise price of each of the stock option grant is equal to $7.94, which was the closing price of our common stock on the date of grant, February 4, 2009, as reported on The NASDAQ Global Market. The option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, January 1, 2009, with the remainder of the shares vesting in equal monthly installments over the following 36 months, other than with respect to Ms. Ortigas-Wedekind's stock option award. Vesting is contingent upon continued service.

(3)
Restricted stock units were granted pursuant to the 1999 Stock Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, January 1, 2009. Vesting is contingent upon continued service.

(4)
Ms. Ortigas-Wedekind joined the Company on January 12, 2009. The stock option grant represents Ms. Ortigas-Wedekind's initial equity award in connection with her employment. The option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, her start date, with the remainder of the shares vesting in equal monthly installments over the following 36 months. Vesting is contingent upon her continued service.

(5)
The restricted stock units were granted pursuant to the 2009 Stock Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, September 2, 2009. Vesting is contingent upon continued service.

        February 2010 Equity Awards.    In February 2010, the Committee granted equity awards to our executive officers taking into consideration, to the extent applicable, corporate performance and individual contributions in 2009. The Committee set a ratio of 50% restricted stock units and 50% stock options for executive officers, as measured by the value of the award as prescribed by ASC Topic 718. This ratio of restricted stock units to stock options was set based on the potential share-based compensation expense and the targeted award size, as well as the retention and incentive aspects of each type of award. The Committee's primary reason for altering the weighting of the awards from the February 2009 ratio, less heavily towards stock options was to place an increased emphasis on the retention value of restricted stock awards while continuing to maintain the incentive aspect of stock options. The Committee did review, assess and take into consideration competitive equity compensation practices for comparable positions identified in the Pearl Meyer Report. However, in light of the Committee's desire to maintain share-based compensation expense within the management's established objective, the Committee set a benchmark percentile between the 30th and 45th percentile (on an option equivalent basis) for the executive officers.

        The following table sets forth the equity-based awards granted by the Committee under the 2009 Equity Incentive Plan to our Named Executive Officers in February 2010:

Named Executive Officer	Number of Shares Underlying Option Award(1)	Number of Restricted Stock Units(2)
Randall A. Lipps	80,000	40,000
Robin G. Seim	30,000	15,000
J. Christopher Drew	15,000	7,500
Marga Ortigas-Wedekind	40,000	20,000
Dan S. Johnston	25,000	12,500

(1)
Stock options were granted pursuant to the 2009 Plan. The exercise price of each of the stock option grants is equal to $12.48, which was the closing price of our common stock on the date of grant, February 3, 2010, as reported on The NASDAQ Global Market. The option vests as to 25% of the shares subject to the grant on the first anniversary of the vesting commencement date of the grant, January 1, 2010, with the remainder vesting in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(2)
Restricted stock units were granted pursuant to the 2009 Plan. The right to receive the shares underlying the unit grant vest as to 1/8th of the shares in equal semi-annual installments over four years from the vesting commencement date of such grants, January 1, 2010. Vesting is contingent upon continued service.

Other Benefits

        Severance and Change of Control Benefits.    Our executive officers are entitled to certain severance and change of control benefits pursuant to our 2006 Executive Change of Control Benefit Plan and 2007 Severance Benefit Plan. The terms of the 2006 Executive Change of Control Benefit Plan and the 2007 Severance Benefit Plan are described in more detail below in the sections entitled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control."

        Other Benefits.    We believe that establishing a competitive benefit package consistent with companies with which we compete for employees is an important factor in attracting and retaining talented employees. Thus, we provide our executive officers with employee benefits on the same basis as offered to our full time non-executive employees, including health and dental insurance, supplemental life insurance, short- and long-term disability and a 401(k) plan.

        Perquisites.    The Committee believes that perquisites and other personal benefits should be modest and reasonable and consistent with our desire to enhance the executive's work effectiveness and to otherwise facilitate a balance of his or her personal and work requirement trade-offs. In 2009, certain of our executive officers were eligible for perquisites that support that philosophy. Mr. Lipps is provided a $5 million life insurance policy and is permitted to bring his spouse on up to four business trips per year at our expense. Mr. Lipps and the other executive officers are also provided allowances for tax and financial planning assistance, an annual full medical checkup and reimbursement for health club membership fees. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the executive officers.

        Tax and Accounting Implications.    Our equity-based compensation policies have been impacted by ASC Topic 718. We have selected a "modified prospective" transition method using the Black-Scholes-Merton option-price method for determining and recording the fair value of share-based award compensation costs. We estimate the fair value of our employee stock awards at the date of grant using certain subjective assumptions, such as expected volatility, based on the historical market price of our stock, and the expected term of the awards, based on our historical experience of employee stock option exercises including forfeitures. Our valuation assumptions used in estimating the fair value of employee share-based awards may change in future periods. We recognize the fair value of awards over the vesting period or the requisite service period. The Committee considers the financial effect of equity compensation awards in determining both the size and type of awards its grants to our executive officers.

        Our compensation policies are also impacted by Section 162(m) of the Code, which denies us a business expense deduction to the extent that compensation paid to any of the executive officers exceeds $1 million, unless the compensation qualifies as "performance-based." The Committee considers the deductibility of compensation under Section 162(m) when setting the Named Executive Officers' compensation. We believe that compensation paid in 2009 under our 1999 Equity Incentive Plan and 2009 Equity Incentive Plan are fully deductible for federal income tax purposes. However, the Committee retains discretion to approve compensation that will not meet the requirements of Section 162(m) in order to ensure competitive levels of total compensation for executive officers.

Compensation Committee Report(1)

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis ("CD&A") contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company's Annual Report on Form 10-K for the year ended December 31, 2009.

COMPENSATION COMMITTEE
Randy D. Lindholm, Chair Gary S. Petersmeyer Donald C. Wegmiller

(1)
The material in this report is not "soliciting material," is furnished to, but not deemed "filed" with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, other than the Company's Annual Report on Form 10-K, where it shall be deemed to be "furnished," whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SUMMARY COMPENSATION TABLE

        The following table shows for the fiscal years ended December 31, 2009, 2008 and 2007, compensation awarded to or paid to, or earned by, our Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers at December 31, 2009 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE

Named Executive Officer	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)	Total ($)
Randall A. Lipps	2009	407,000	—	193,538	639,171	446,798	30,509(3)	1,717,016
Chairman, President and	2008	431,750	—	448,750	433,010	151,800	13,019(4)	1,465,310
Chief Executive Officer	2007	407,000	—	523,750	1,597,502	349,893	54,294(5)	2,878,145
Robin G. Seim	2009	233,100	—	82,378	272,057	193,873	—	781,408
Chief Financial Officer and	2008	249,500	—	157,063	151,554	87,318	—	645,435
Vice President Finance,	2007	236,500	30,000(6)	209,500	456,429	155,792	—	1,058,221
Administration and Manufacturing
J. Christopher Drew(3)	2009	273,300	—	82,378	272,057	249,424	—	877,159
Senior Vice President,	2008	294,000	—	201,938	194,855	82,412	—	773,205
Field Operations	2007	290,500	50,000(6)	314,250	570,537	222,233	—	1,397,520
Marga Ortigas-Wedekind	2009	233,692		31,920	262,224	191,660	—	719,496
Vice President, Global Marketing
and Product Development
Dan S. Johnston	2009	239,000	—	46,155	152,418	174,590	—	612,163
Vice President and	2008	235,500	—	112,188	108,253	80,304	—	536,245
General Counsel	2007	222,250	10,000(7)	157,125	342,322	124,444	—	846,141

(1)
The dollar amounts represent the grant date fair values of options and stock awards calculated in accordance with ASC Topic 718 using the Black-Scholes-Merton model and the assumptions outlined in the Notes of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the years ended December 31, 2009, 2008 and 2007.

(2)
This column sets forth the actual cash bonus award earned for the years ended December 31, 2009, 2008 and 2007 for each Named Executive Officer. The 2009 target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2009 under Omnicell's Quarterly Executive Bonus plan is set forth in the Grants of Plan-Based Awards in Fiscal 2009 Table below. The amounts set forth in this column represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2009. For more information regarding Omnicell's Quarterly Executive Bonus Plan and the performance-based cash bonus awards granted thereunder, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2009 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2009 Determinations—Cash Compensation—2009 Targets and Bonus Determinations."

(3)
Consists of the following amounts paid by Omnicell in 2009: $4,824 for personal financial or tax advice, $24,806 in life insurance premium, and $879 for airline club membership.

(4)
Consists of the following amounts paid by Omnicell in 2008: $4,571 for personal travel expense/airfare for Mr. Lipps' spouse; $2,665 for personal financial or tax advice; $4,033 in life insurance premium, $700 for airline club membership, and $1,050 for gym membership.

(5)
Consists of the following amounts paid by Omnicell in 2007: $34,671 for personal travel expense/airfare for Mr. Lipps' spouse; $6,087 for personal financial or tax advice; $6,282 in life insurance premium; $300 for airline club membership; $6,403 for executive physical exam; and home office expense of $551.

(6)
The Compensation Committee approved one-time performance bonuses to Messrs. Seim and Drew.

(7)
Management approved a one-time performance bonus to Mr. Johnston.

GRANTS OF PLAN-BASED AWARDS

        The following table shows for the fiscal year ended December 31, 2009, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009

Named Executive Officer	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target(1)(2) ($)	All Other Stock Awards: Number of Units of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Randall A. Lipps	—	385,000	—	—	—	—
	02/04/2009	—	24,375(4)	—	—	193,538
	02/04/2009	—	—	146,250(6)	7.94	639,171
Robin G. Seim	—	188,685	—	—	—	—
	02/04/2009	—	10,375(4)	—	—	82,378
	02/04/2009	—	—	62,250(6)	7.94	272,057
J. Christopher Drew	—	224,955	—	—	—	—
	02/04/2009	—	10,375(4)	—	—	82,378
	02/04/2009	—	—	62,250(6)	7.94	272,057
Marga Ortigas-Wedekind	—	163,584	—	—	—	—
	09/02/2009	—	3,000(5)	—	—	31,920
	02/04/2009	—	—	60,000(6)	7.94	262,224
Dan S. Johnston	—	161,325	—	—	—	—
	02/04/2009	—	5,813(4)	—	—	46,155
	02/04/2009	—	—	34,875(6)	7.94	152,418

(1)
This column sets forth the target amount of each Named Executive Officer's annual cash bonus award for the year ended December 31, 2009 under Omnicell's Quarterly Executive Bonus Plan. The actual cash bonus award earned for the year ended December 31, 2009 for each Named Executive Officer is set forth in the Summary Compensation Table above. As such, the amounts set forth in this column do not represent additional compensation earned by the Named Executive Officers for the year ended December 31, 2009. For more information regarding Omnicell's Quarterly Executive Bonus Plan and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance Based Bonus." Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions.

(2)
Under Omnicell's Bonus Plans, if the Company does not achieve its Corporate Targets the Named Executive Officers are not entitled to a cash bonus award. In addition, there is no specific maximum possible payout under the Bonus Plans and each Named Executive Officer is entitled to a payout equal to an additional 10% of such Named Executive Officer's actual earned quarterly bonus for each $0.01 per share by which the Company's earnings per share exceed the EPS Target for the quarter. For more information regarding Omnicell's Bonus Plans and the performance-based cash bonus awards granted thereunder, please see "—Elements of Executive Compensation—Performance Based Bonus."

(3)
The dollar amounts in this column represent the grant date fair value calculated in accordance with ASC Topic 718 using the Black Scholes-Merton model and the assumptions outlined in Note 15 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009.

(4)
Stock awards were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(5)
Stock awards were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(6)
Stock options were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year following the vesting commencement date and 1/48th of the shares in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

        Employment Agreements.    Each of our executive officers is an "at-will employee." The following Named Executive Officers have entered into written employment agreements with us:

        Robin G. Seim, Chief Financial Officer and Vice President Finance, Administration and Manufacturing.    Mr. Seim entered into an employment agreement with Omnicell dated November 28, 2005. The primary elements covered in Mr. Seim's employment agreement include: an initial monthly salary of $18,333.34, an annual equivalent of $220,000; a stock option grant of 190,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the inclusion in the executive change of control plan. Mr. Seim's employment agreement also provides for certain severance benefits as described under the section titled "Severance and Change of Control Arrangements."

        Marga Ortigas-Wedekind, Vice President, Global Marketing and Product Development.    Ms. Ortigas-Wedekind entered into an employment agreement with Omnicell dated January 12, 2009. The primary elements covered in the Ms. Ortigas-Wedekind's employment agreement include: an initial monthly salary of $20,000, an annual equivalent of $240,000; a stock option grant of 60,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; eligibility to participate in the quarterly executive bonus plan; and inclusion in the executive change of control plan.

        Dan S. Johnston, Vice President and General Counsel.    Mr. Johnston entered into an employment agreement with Omnicell dated November 6, 2003. The primary elements covered in the Mr. Johnston's employment agreement include: an initial monthly salary of $16,666.67, an annual equivalent of $200,000; a $10,000 sign-on bonus; a stock option grant of 100,000 shares of Omnicell common stock, 1/4th of the shares subject to the award vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting monthly thereafter over the next three years; a quarterly stock option grant of 10,000 shares of Omnicell common stock, vesting immediately upon achievement of certain milestones or 100% six (6) years after the vesting commencement date; and inclusion in the executive change of control plan. Mr. Johnston's employment agreement also provides for certain severance benefits as described under the section titled "Severance and Change of Control Arrangements."

        We do not have employment agreements with Randall A. Lipps, President and Chief Executive Officer, or J. Christopher Drew, Senior Vice President, Field Operations. Please see the Compensation Discussion and Analysis above for more information regarding the elements of our compensation program and arrangements for our Named Executive Officers.

        Quarterly Cash Bonus Awards.    The 2009 Executive Bonus Plan provided for a quarterly cash bonus awards to reward executive officers for performance in the prior fiscal quarter. For more information regarding Omnicell's 2009 Executive Bonus Plan, please see the sections of the Compensation Discussion and Analysis titled "Elements of Compensation and 2009 Determinations—Cash Compensation—Performance-Based Bonus" and "Elements of Compensation and 2009 Determinations—Cash Compensation—2009 Targets and Bonus."

        Equity Compensation Awards.    Consistent with its practices for awarding stock options described in the Compensation Discussion and Analysis above, the Committee approved equity compensation awards in the form of stock options and restricted stock units to each of the Named Executive Officers in February 2009 and February 2010. For more information regarding our equity compensation awards, please see the section of the Compensation Discussion and Analysis titled "Elements of Compensation and 2009 Determinations—Equity Compensation." In addition, the Named Executive Officers' equity compensation awards may, under certain circumstances, be subject to accelerated vesting in the event of a change of control. For more information regarding the accelerated vesting provisions and treatment of the equity compensation awards in the event of a change of control, see the sections titled "Severance and Change of Control Arrangements" and "Potential Payments Upon Termination or Change of Control" below.

        Other Benefits.    For a description of the other elements of our executive compensation program, see the section "Other Benefits" in the Compensation Discussion and Analysis above.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

        The following table shows for the fiscal year ended December 31, 2009, certain information regarding outstanding equity awards at fiscal year end for the Named Executive Officers:

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option Awards				Stock Awards
Named Executive Officer	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested (#)
Randall A. Lipps	43,750(1)	0	10.40	04/03/2010	6,250(4)	73,063(6)
	42,143(1)	0	5.60	09/21/2011	12,500(4)	146,125(6)
	117,328(1)	0	5.15	05/02/2012	18,282(4)	213,717(6)
	13,164(1)	0	3.03	12/20/2012
	200,000(1)	0	10.75	12/01/2014
	150,000(1)	0	10.58	12/06/2015
	102,083(2)	37,917(2)	20.95	02/07/2017
	23,958(3)	26,042(3)	17.95	02/06/2018
	0(3)	146,250(3)	7.94	02/04/2019
Robin G. Seim	77,774(2)	3,959(2)	11.58	02/01/2016	2,500(4)	29,225(6)
	29,166(2)	10,834(2)	20.95	02/07/2017	4,375(4)	65,756(6)
	8,385(3)	9,115(3)	17.95	02/06/2018	7,782(4)	90,972(6)
	0(3)	62,250(3)	7.94	02/04/2019
J. Christopher Drew	2,500(1)	0	10.40	02/01/2010	3,750(4)	43,838(6)
	2,500(1)	0	10.40	04/03/2010	5,625(4)	65,756(6)
	5,000(1)	0	7.20	05/08/2011	7,782(4)	90,972(6)
	2,500(1)	0	5.60	09/21/2011
	8,789(1)	0	5.15	05/02/2012
	25,446(1)	0	5.20	04/18/2013
	2,000(1)	0	7.00	05/21/2013
	50,000(1)	0	10.00	07/02/2013
	100,000(1)	0	10.75	12/01/2014
	50,000(1)	0	10.41	01/05/2015
	100,000(1)	0	10.58	12/07/2015
	36,458(2)	13,542(2)	20.95	02/01/2017
	10,781(3)	11,719(3)	17.95	02/06/2018
	0(3)	62,250(3)	7.94	02/04/2019
Marga Ortigas-Wedekind	0(3)	60,000(3)	7.94	02/04/2019	2,625(5)	30,686(6)
Dan S. Johnston	10,000(1)	0	10.75	12/01/2010	1,875(4)	21,919(6)
	104,669(1)	0	13.16	12/04/2013	3,125(4)	36,531(6)
	1,667(1)	0	10.75	12/01/2014	4,360(4)	50,968(6)
	8,750(1)	0	11.58	02/01/2016
	21,875(2)	8,125(2)	20.95	02/07/2017
	5,989(3)	6,511(3)	17.95	02/06/2018
	0(3)	34,875(3)	7.94	02/04/2019

(1)
Stock options were granted pursuant to Omnicell's 1992 Incentive Stock Plan, 1995 Management Stock Option Plan, 1999 Equity Incentive Plan or 2003 Equity Incentive Plan. The shares are fully vested.

(2)
Stock options were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the option vest as to 1/48th of the shares in equal monthly installments over 48 months. Vesting is contingent upon continued service.

(3)
Stock options were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the option vest as to 25% of the shares one year from the vesting commencement date and 1/48th of the shares vest in equal monthly installments over the following 36 months. Vesting is contingent upon continued service.

(4)
Stock awards were granted pursuant to Omnicell's 1999 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(5)
Stock awards were granted pursuant to Omnicell's 2009 Equity Incentive Plan. The shares subject to the award vest semi-annually over 48 months. Vesting is contingent upon continued service.

(6)
The dollar amount is calculated based upon $11.69 per share, the closing price of Omnicell's stock on December 31, 2009.

OPTION EXERCISES AND STOCK VESTED

        The following table shows for the fiscal year ended December 31, 2009, certain information regarding option exercises and stock vested during the last fiscal year with respect to the Named Executive Officers:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009

	Option Awards		Stock Awards
Named Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Randall A. Lipps	15,172	23,388
	29,219	44,214
	609	1,023
			3,046	31,770
			3,125	32,594
			3,125	33,594
			3,047	35,498
			3,125	36,406
			3,125	36,531
Robin G. Seim			1,094	11,410
			1,296	13,517
			1,250	13,438
			1,094	12,745
			1,297	15,110
			1,250	14,613
J. Christopher Drew	2,416	1,283
	84	49
			1,296	13,517
			1,406	14,665
			1,875	20,156
			1,297	15,110
			1,407	16,392
			1,875	21,919
Marga Ortigas-Wedekind			375	4,369
Dan S. Johnston			726	7,572
			781	8,146
			937	10,073
			727	8,470
			782	9,110
			938	10,965

(1)
The value realized on exercise is equal to the difference between the fair market value of Omnicell common stock at exercise and the option's exercise price, multiplied by the number of shares for which the option was exercised.

(2)
The value realized on vesting is equal to the closing price of Omnicell common stock on the vesting date, multiplied by the number of shares that vested.

SEVERANCE AND CHANGE OF CONTROL ARRANGEMENTS

        We believe an important part of our executive compensation package and a factor in attracting and retaining talented executives is the severance and change of control benefits we provide to our executives. In 2006, we adopted the Executive Change of Control Benefit Plan and in 2007, we adopted a Severance Benefit Plan. In addition, certain of our Named Executive Officers have individual severance and change of control agreements with the Company.

  2006 Executive Change of Control Benefit Plan

        In 2009, our executive officers were provided certain severance and change in control benefits pursuant to our 2006 Executive Change of Control Benefit Plan (the "2006 Change of Control Plan"). The 2006 Change of Control Plan provided that, in the event of (i) a change of control of Omnicell, and (ii) termination without cause or constructive termination of an officer's employment with Omnicell or its successor within 12 months of such change of control, such officer shall be entitled to receive (a) severance pay, in a lump sum, equivalent to 12 months salary at such officer's base rate of pay in effect immediately prior to such termination and (b) full acceleration of any outstanding unvested stock options granted to such officer, provided, in each case, that such officer executes Omnicell's standard waiver and release agreement.

  2007 Severance Benefit Plan

        In January 2007, the Compensation Committee adopted the Severance Benefit Plan, as amended in May 2007 (the "2007 Severance Plan") that applies to full time regular employees of Omnicell. The 2007 Severance Plan provides for the payment of certain benefits to an employee if (i) an employee's employment with us is involuntarily terminated by us without Cause (as such term is defined in the 2007 Severance Plan), or (ii) an employee's employment with us is terminated as a result of a reduction in force, or (iii) an employee is selected by the Plan Administrator (as such term is defined in the 2007 Severance Plan) in its sole discretion to receive the benefits set forth in the Plan. Employees that fit within one of the categories described above are considered "Eligible Employees" (as defined in more detail in the 2007 Severance Plan). Any executive who has executed an individually negotiated employment contract or agreement with us relating to severance benefits that is in effect on his or her termination must choose whether they wish to receive severance benefits under their individually negotiated employment contract or the 2007 Severance Plan. If they opt to receive severance benefits under their individually negotiated employment contracts, participation in the 2007 Severance Plan is superseded.

        Cash Severance Benefit—Our Executive Officers who are considered Eligible Employees under the plan are entitled to receive a cash severance benefit in a lump sum equal to 12 months of Base Salary (as such term is defined in the 2007 Severance Plan) and an additional two months of Base Salary for each five years of service to Omnicell.

        Continued Group Health Plan Benefits—In the event the Eligible Employee timely elects continued coverage of a health, dental or vision plan sponsored by us under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), we will reimburse the Eligible Employee for the same portion of the Eligible Employee's premiums for COBRA continuation coverage (including coverage for the Eligible Employee's eligible dependents) that we paid for the Eligible Employee's active employee coverage under our group health plans, for an equal number of months as the cash severance benefit described above.

        Outplacement Assistance—Eligible Employees shall be entitled to outplacement assistance, the scope of which shall be determined by the Company in our sole discretion.

        We may, in our sole discretion, provide benefits in addition to those benefits set forth in the 2007 Severance Plan. In addition, we, in our sole discretion, shall have the authority to reduce an Eligible Employee's severance benefits, in whole or in part.

  Executive Severance Arrangements

        Robin G. Seim.    Pursuant to his employment agreement with us dated November 28, 2005 (the "Seim Agreement"), upon an Acquisition of the Company (as defined in the Seim Agreement) and either: (i) a termination without Cause (as defined in the Seim Agreement), (ii) the material reduction in responsibilities without Cause or (iii) the change in principle location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties, Mr. Seim will receive 12 months salary at his base rate of pay in effect immediately prior to the occurrence described above. In addition, the unvested portion of each stock option granted to Mr. Seim under our equity incentive plans shall accelerate and immediately become fully-vested and exercisable. The foregoing terms are equivalent to the terms offered to each executive officer pursuant to the 2006 Change of Control Plan described above. In the event Mr. Seim's employment is terminated by Omnicell without Cause, Mr. Seim will be entitled to receive a one-time payment equal to six months' salary calculated at his base rate of pay in effect immediately prior to termination.

        Dan S. Johnston.    Pursuant to his employment agreement with us dated October 13, 2003 (the "Johnston Agreement"), upon an Acquisition of the Company (as defined in the Johnston Agreement) and either (i) a termination without Cause (as defined in the Johnston Agreement), (ii) the material reduction in responsibilities without Cause or (iii) the change in principle location of his responsibilities outside of Santa Clara, San Francisco or San Mateo counties, Mr. Johnston will receive 12 months salary at his base rate of pay in effect immediately prior to the occurrence described above. The foregoing terms set forth in the change of control portion of his employment agreement have been superseded by the terms offered to each executive officer pursuant to the 2006 Change of Control Plan described above. In the event Mr. Johnston's employment is terminated by Omnicell without Cause, Mr. Johnston will be entitled to receive a one-time payment equal to 12 months salary calculated at his base rate of pay in effect immediately prior to termination.

Potential Payments Upon Termination or Change of Control

        The amount of compensation and benefits payable to each Named Executive Officer in various termination situations has been estimated in the table below, which describes the potential payments and benefits upon employment termination for each executive as if his or her employment had terminated as of December 31, 2009, the last business day of Omnicell's fiscal year. See "—Severance and Change of Control Arrangements" above for a description of the compensation and benefits payable to the Named Executive Officers in certain termination situations. The actual amount of compensation and benefits payable in any termination event can only be determined at the time of the termination of the Named Executive Officer's employment with us.

	No Change in Control Involuntary Termination without Cause or qualified as "Eligible Employee"				Change in Control Involuntary Termination without Cause or constructive termination
Named Executive Officer	Base Salary ($)	Stock Option Vesting Acceleration ($)	COBRA Premiums ($)	Total ($)	Base Salary(1) ($)	Stock Option Vesting Acceleration(2) ($)	COBRA Premiums ($)	Total ($)
Randall A. Lipps	594,000(3)	—	28,625(3)	622,625	396,000	548,438	—	944,438
Robin G. Seim	226,800(4)	—	17,877	244,677	226,400	233,873	—	460,273
J. Christopher Drew	399,600(3)	—	28,625(3)	428,225	266,400	233,438	—	499,838
Marga Ortigas-Wedekind	240,000	—	19,083	259,083	240,000	225,000	—	465,000
Dan S. Johnston	278,833(4)(5)	—	22,264(5)	301,097	239,000	130,781	—	369,781

(1)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive severance pay equivalent to 12 months salary at such officer's base rate of pay in effect immediately prior to such termination.

(2)
Pursuant to the terms of the 2006 Change of Control Benefit Plan, Omnicell's executive officers receive full acceleration of any outstanding unvested stock options granted to such executive officer. The dollar amounts in this column represents the difference in the closing price of Omnicell common stock on December 31, 2009 ($11.69) with respect to the outstanding unvested option shares as of December 31, 2009, minus the exercise price of the outstanding unvested option shares.

(3)
Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months salary and COBRA premium reimbursement as severance, Mr. Lipps and Mr. Drew would each receive an additional six months of salary and COBRA reimbursement due to their tenure with us.

(4)
Pursuant to the terms of the 2007 Severance Plan, Mr. Seim and Mr. Johnston may opt to take severance under the 2007 Severance Plan or under their respective employment agreements, but not both. Because the terms of the 2007 Severance Plan are generally more advantageous than those in their individual employment agreements, the above numbers reflect Mr. Seim and Mr. Johnston opting to take severance under the 2007 Severance Plan.

(5)
Pursuant to the terms of the 2007 Severance Plan, in addition to the 12 months salary and COBRA premium reimbursement as severance, Mr. Johnston would receive an additional two months of salary and COBRA premium reimbursement due to his tenure with us.

RISK ANALYSIS OF OUR COMPENSATION PLANS

        The Compensation Committee has reviewed our compensation policies as generally applicable to our employees and believes that our policies do not encourage excessive and unnecessary risk-taking, and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company. The design of our compensation policies and programs encourage our employees to remain focused on both the short-and long-term goals of the Company. For example, while our cash bonus plans measure performance on an annual basis, our equity awards typically vest over a number of years, which we believe encourages our employees to focus on sustained stock price appreciation, thus limiting the potential value of excessive risk-taking. The Committee believe that the balance of long-term equity incentive, short-term cash incentive bonus and base salary appropriately balances both the short and long term performance goals of the Company without encouraging excessive risk related behavior. While the Committee regularly evaluates its compensation programs, the Committee believes that its current balance of incentives both adequately compensates its employees and does not promote excessive risk taking.

DIRECTOR COMPENSATION

        We believe it is essential for our long-term success to attract highly talented candidates for our Board of Directors. Commensurate with this philosophy, the Board compensates its non-employee directors primarily with long-term equity-based compensation and also provides each with a cash fee on a quarterly basis. In connection with the Compensation Committee's annual assessment of executive compensation, the Board empowered the Committee to review and recommend Board compensation practices and levels for 2009. The Committee engaged Pearl Meyer to assist in reviewing the compensation of our non-employee directors, including providing the Board with a benchmarking analysis of our non-employee director compensation relative to the peer companies identified in the Pearl Meyer Report. As part of its engagement, Pearl Meyer provided the Committee with a report summarizing the benchmarking analysis (the "Pearl Meyer Director Compensation Report").

        After review and discussion of the Pearl Meyer Director Compensation Report, and upon recommendation by the Committee, the Board determined to leave compensation at its 2008 levels. The following is a summary of our compensation arrangement for non-employee directors in 2009 (the "Non-Employee Director Compensation Plan"):

  •
  Each non-employee member of the Board received $10,000 per quarter at the time of each quarterly Board meeting and was eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

  •
  Upon initial election or appointment to the Board, each non-employee director was automatically granted on the date of his or her election or appointment an initial option to purchase a number of shares valued at $288,000, as of the date of grant (the "Initial Option Grant"). The Initial Option Grant became exercisable as to 1/36th of the option shares each month following the date of grant.

  •
  Each non-employee director, whose Initial Option Grant had fully vested as of the date of the 2009 Annual Meeting of Stockholders, was granted an option at the time of the 2009 Annual Meeting of Stockholders to purchase a number of shares valued at $72,000, as of the date of grant, or 12,148 shares (the "Annual Option Grant"). The Annual Option Grant vested and became exercisable as to 1/12th of the option shares each month following the date of grant.

  •
  Each non-employee director received an annual restricted stock grant valued at $40,000 as of the date of grant (the "Annual Restricted Stock Grant"). The Annual Restricted Stock Grant is to vest in full at the time of the 2009 annual meeting of stockholders.

  •
  The Chairperson of the Audit Committee received a restricted stock grant at the time of the 2009 annual meeting of stockholders valued at $40,000. Such grant will vest in full at the time of the Annual Meeting, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Audit Committee received a restricted stock grant at the time of the 2009 annual meeting of stockholders valued at $15,000. Such grant will vest in full at the time of the Annual Meeting, so long as the as the director remains a director until such date.

  •
  The Chairperson of the Corporate Governance Committee received a restricted stock grant at the time of the 2009 annual meeting of stockholders valued at $10,000. Such grant will vest in full at the time of the Annual Meeting, so long as the as the director remains a director until such date.

  •
  Each non-chair member of the Corporate Governance Committee received a restricted stock grant at the time of the 2009 annual meeting of stockholders valued at $5,000. Such grant will vest in full at the time of the Annual Meeting, so long as the as the director remains a director until such date.

  •
  The Chairperson of the Compensation Committee received a restricted stock grant at the time of the 2009 annual meeting of stockholders valued at $20,000. Such grant will vest in full at the time of the Annual Meeting, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Compensation Committee received a restricted stock grant at the time of the 2009 annual meeting of stockholders valued at $10,000. Such grant will vest in full at the time of the Annual Meeting, so long as the as the director remains a director until such date.

  •
  The Lead Independent Director received a restricted stock grant at the time of the 2009 annual meeting of stockholders valued at $35,000. Such grant will vest in full at the time of the Annual Meeting, so long as the as the director remains a director until such date.

        The table below summarizes, for the fiscal year ended December 31, 2009, certain information with respect to the compensation of all non-employee directors of Omnicell. Mr. Lipps, our current Chairman and Chief Executive Officer, did not receive compensation for serving on the Board.

DIRECTOR COMPENSATION FOR FISCAL 2009

Director	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2) ($)	Option Awards(3)(4) ($)	Total ($)
Mary E. Foley	40,000	43,886	64,406	148,292
James T. Judson	40,000	39,015	64,406	143,421
Randy D. Lindholm	40,000	58,522	64,406	162,928
Gary S. Petersmeyer	40,000	48,766	97,386	186,152
Donald C. Wegmiller	40,000	97,527	64,406	201,933
Sara J. White	40,000	63,393	64,406	167,799
Joseph E. Whitters	40,000	78,030	64,406	182,436
William H. Younger, Jr.	40,000	43,886	64,406	148,292

(1)
The dollar amounts in this column represent the grant date fair value of stock awards calculated in accordance with ASC Topic 718 using the Black-Scholes model and the assumptions outlined in Note 15 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 23, 2010.

(2)
The aggregate number of shares subject to outstanding stock awards as of December 31, 2009 for each of the directors listed in the table above was as follows: Ms. Foley, 4,864; Mr. Judson, 4,324; Mr. Lindholm, 6,486; Mr. Petersmeyer, 5,405; Mr. Wegmiller, 10,809; Ms. White, 7,026; Mr. Whitters, 8,648 and Mr. Younger, 4,864.

(3)
The dollar amounts in this column represent the grant date fair value of option awards calculated in accordance with ASC Topic 718 using the Black-Scholes model and the assumptions outlined in Note 15 of Omnicell's consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2009, as filed with the SEC on February 23, 2010.

(4)
The aggregate number of shares subject to outstanding stock options held by each of the directors listed in the table above as of December 31, 2009 was as follows: Ms. Foley, 49,091; Mr. Judson, 150,841; Mr. Lindholm, 55,841; Mr. Petersmeyer, 25,000; Mr. Wegmiller, 137,924; Ms. White, 70,841; Mr. Whitters, 85,841 and Mr. Younger, 53,341.

Changes in Director Compensation in 2010

        In February 2010 and in connection with the Compensation Committee's assessment of executive compensation, the Board empowered the Committee to engage Pearl Meyer to assist in reviewing the compensation of our non-employee directors, including providing the Board with an updated report and benchmarking analysis of our non-employee director compensation relative to the peer companies.

        After review and discussion of the Pearl Meyer Director Compensation Report, and upon recommendation by the Committee, the Board determined that the annual equity compensation for Board service was slightly higher than the targeted 75th percentile and the compensation paid to most of the committee chairs and committee members was lower than the targeted percentile and revised the Non-Employee Director Compensation Plan to make the levels of total compensation, and individual compensation more consistent with the compensation being received by non-employee directors in the peer group. As a result of the revisions to the Non-Employee Director Compensation Plan, the total expense attributable to compensation for non-employee directors is expected to be reduced from $1,384,000 in 2009 to an estimated $1,316,000 in 2010. The amount of total cash compensation for non-employee directors is expected to remain the same as in 2009. The expense attributable to equity compensation for non-employee directors is expected to be reduced from $1,064,000 to an estimated $996,000 in 2010. The following is a summary of the changes to our Non-Employee Director Compensation Plan, effective as of the date of the Annual Meeting:

  •
  Each nonemployee member of the Board shall continue to receive cash compensation in the amount of $10,000 per quarter at the time of each quarterly Board meeting and are eligible for reimbursement for expenses incurred in attending Board and Committee meetings.

  •
  The Initial Option Grants was changed to a restricted stock award valued at $150,000 as of the date of grant (the "Initial Restricted Stock Award"). The Initial Restricted Stock Award will vest as to 1/3rd of the shares on each anniversary of the date of grant.

  •
  Non-employee directors will no longer receive an Annual Option Grant.

  •
  The Annual Restricted Stock Grant will be valued at $95,000 as of the date of grant. The Annual Restricted Stock Grant is granted at the time of the annual meeting of stockholders following the first anniversary of the Initial Option Grant and each year thereafter. The Annual Restricted Stock Grant shall vest in full on the date of the following annual meeting, so long as the recipient remains a director until such date.

  •
  The Chairperson of the Audit Committee will continue to be granted a restricted stock grant valued at $40,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Audit will be granted a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the as the recipient remains a director until such date.

  •
  The Chairperson of the Corporate Governance Committee will be granted a restricted stock grant valued at $23,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Corporate Governance Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $15,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the as the recipient remains a director until such date.

  •
  The Chairperson of the Compensation Committee will be granted a restricted stock grant valued at $28,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the director continues to serve in such capacity.

  •
  Each non-chair member of the Compensation Committee will be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $20,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the recipient remains a director until such date.

  •
  The Independent Lead Director will continue to be granted each year at the time of our annual meeting of stockholders a restricted stock grant valued at $35,000 as of the date of grant. Such grant will vest in full at the time of the next year's annual meeting of stockholders, so long as the recipient remains a director until such date.

 EQUITY COMPENSATION PLAN INFORMATION

        The following table provides certain information as of December 31, 2009 regarding our 1997 Employee Stock Purchase Plan, 1999 Equity Incentive Plan and 2009 Equity Incentive Plan, each of which has been approved by our stockholders, as well as our 2003 Equity Incentive Plan, which was not approved by our stockholders:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	4,649,474(1)	12.67	4,495,020(2)
Equity compensation plans not approved by security holders	362,797(3)	11.82	0
Total	5,012,271	12.61	4,495,020

(1)
Includes 4,408,244 shares subject to outstanding awards pursuant to our 1999 Equity Incentive Plan and 241,230 shares subject to outstanding awards pursuant to the 2009 Equity Incentive Plan. Following the stockholder's adoption of our 2009 Equity Incentive Plan in May 2009, no further awards have been or will be granted pursuant to the 1999 Equity Incentive Plan and any outstanding stock awards from the such plan that are forfeited or cancelled will be returned to the 2009 Equity Incentive Plan.

(2)
Includes 2,823,539 shares available for purchase pursuant to the 1997 Employee Stock Purchase Plan.

(3)
Represents outstanding awards pursuant to 2003 Equity Incentive Plan. Following the stockholder's adoption of our 2009 Equity Incentive Plan, no further awards have been or will be granted pursuant to the 2009 Equity Incentive Plan and any outstanding awards from the such plan that are forfeited or cancelled will be returned to the 2009 Equity Incentive Plan.

2003 Equity Incentive Plan

        In April 2003, Omnicell's Board of Directors adopted the 2003 Equity Incentive Plan (the "2003 Plan"). A total of 500,000 shares of common stock were initially reserved for issuance under the 2003 Plan and Omnicell currently has options outstanding to purchase 359,160 shares under the 2003 Plan. No shares remain available for issuance under the 2003 Plan and no further awards will be granted pursuant to the 2003 Plan. The 2003 Plan provided for the issuance of non-qualified options, stock bonuses and rights to acquire restricted stock to our employees, directors and consultants. Options granted under the 2003 Plan must have an exercise price of not less than 70% of the fair market value of the stock on the date of grant and generally become exercisable over periods of up to four years, generally with one-fourth of the shares vesting one year from the vesting commencement date with respect to initial grants, and the remaining shares vesting in 36 equal monthly installments thereafter. Options under the 2003 Plan generally expire ten years from the date of grant.

        If Omnicell sells, leases or disposes of all or substantially all of its assets, or is acquired pursuant to a merger or consolidation, then the surviving entity may assume or substitute all outstanding awards under the 2003 Plan. If the surviving entity does not assume or substitute these awards, then generally the vesting and exercisability of the stock awards will accelerate.

 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transaction Practices

        Our executive officers and directors are only permitted to enter into a material transaction or agreement with the Company with the prior consent of the Corporate Governance Committee of the Board of Directors. In approving or rejecting the proposed transaction or agreement, the Corporate Governance Committee considers the relevant facts and circumstances available, including, but not limited to the risks, the costs and the benefits to Omnicell, the terms of the transaction or agreement, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. The Corporate Governance Committee approves only those transactions or agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as the Committee determines in the good faith exercise of its discretion. The Corporate Governance Committee has adopted a written Related-Person Transaction Policy that can be found in the "Corporate Governance" section on Omnicell's corporate website at www.omnicell.com, under "Investor Relations."

        We have entered into indemnity agreements with its executive officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of Omnicell, and otherwise to the fullest extent permitted under Delaware law and our Bylaws. Other than with respect to the entry into indemnity agreements and compensation related arrangements, there have been no transactions since January 1, 2009, and there are no currently proposed transactions, in which Omnicell was or is a participant and the amount involved exceeds $120,000, in which any related person had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        This year, a number of brokers with account holders who are Omnicell stockholders will be "householding" our proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate set of Annual Meeting materials, please (1) notify your broker, (2) direct your written request to Investor Relations, Omnicell, Inc., 1201 Charleston Road, Mountain View, California 94043 or (3) contact Omnicell's Investor Relations department at (650) 251-6437. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request "householding" of their communications should contact their brokers.

 OTHER MATTERS

        The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
/s/ DAN S. JOHNSTON
Dan S. Johnston Corporate Secretary

April 16, 2010

A copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the fiscal year ended December 31, 2009 is available without charge upon written request to: Omnicell, Inc., Attn: Corporate Secretary, 1201 Charleston Road, Mountain View, California 94043.

 Appendix A

OMNICELL, INC.

2009 EQUITY INCENTIVE PLAN

Adopted by the Board of Directors: March 5, 2009
Approved by the Stockholders: May 19, 2009
Amended by the Board of Directors: March 11, 2010
Approved by the Stockholders:                        , 2010
Termination Date: March 4, 2019

1.     GENERAL.

        (a)    Successor to and Continuation of Prior Plans.    The Plan is intended as the successor to and continuation of the Omnicell, Inc. 1999 Equity Incentive Plan, the 2003 Equity Incentive Plan and the 2004 Equity Incentive Plan (together, the "Prior Plans"). On and after the Effective Date, no additional stock awards shall be granted under the Prior Plans. All outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans; provided, however, that after December 31, 2008, any shares subject to outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares (the "Returning Shares") shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

        (b)    Eligible Award Recipients.    The persons eligible to receive Awards are Employees, Directors and Consultants.

        (c)    Available Awards.    The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights, (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

        (d)    Purpose.    The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Stock Awards.

2.     ADMINISTRATION.

        (a)    Administration by Board.    The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

        (b)    Powers of Board.    The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

            (i)  To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

           (ii)  To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

         (iii)  To settle all controversies regarding the Plan and Awards granted under it.

          (iv)  To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

           (v)  To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

          (vi)  To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, by adopting amendments relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

         (vii)  To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding "incentive stock options" or (C) Rule 16b-3.

        (viii)  To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant's rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant's consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

          (ix)  Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

           (x)  To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

        (c)    Delegation to Committee.

            (i)    General.    The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

           (ii)    Section 162(m) and Rule 16b-3 Compliance.    The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

        (d)    Effect of Board's Decision.    All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

        (e)    Cancellation and Re-Grant of Stock Awards.    Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.     SHARES SUBJECT TO THE PLAN.

        (a)    Share Reserve.    Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed 5,000,000 shares (which consists of: (i) 2,100,000 approved by the stockholders on May 19, 2009 and (ii) 2,900,000 approved by the stockholders on May 25, 2010) plus the Returning Shares, if any, as such shares become available from time to time less one (1) share for each share of stock issued pursuant to an option or stock appreciation right granted after December 31, 2008 under the Prior Plans with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant and 1.4 shares for each share of stock issued pursuant to an award other than an option or stock appreciation right granted after December 31, 2008 under the Prior Plans (the "Share Reserve"). For clarity, the Share Reserve in this Section 3(a) is a limitation in the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Marketplace Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, or AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award have been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

        (b)   Subject to subsection 3(c), the number of shares available for issuance under the Plan shall be reduced by: (i) one (1) share for each share of stock issued pursuant to (A) an Option granted under Section 5, or (B) a Stock Appreciation Right granted under Section 5 with respect to which the strike price is at least one hundred percent (100%) of the Fair Market Value of the underlying Common Stock on the date of grant; and (ii) 1.4 shares for each share of Common Stock issued pursuant to a Restricted Stock Award, Restricted Stock Unit Award, Performance Stock Award or Other Stock Award.

        (c)    Reversion of Shares to the Share Reserve.

            (i)    Shares Available For Subsequent Issuance.    If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares which are forfeited shall revert to and again become available for issuance under the Plan. Notwithstanding the provisions of this Section 3(c)(i), any such shares shall not be subsequently issued pursuant to the exercise of Incentive Stock Options. To the extent (A) there is issued a share of Common Stock pursuant to a Stock Award that counted as 1.4 shares against the number of shares available for issuance under the Plan pursuant to Section 3(b) or (B) any Returning Shares granted under the Prior Plan pursuant to an award other than an option or stock appreciation right, and such share of Common Stock becomes available for issuance under the Plan pursuant to Section 1(a), Section 3(a) or this Section 3(c), then the number of shares of Common Stock available for issuance under the Plan shall increase by 1.4 shares.

           (ii)    Shares Not Available For Subsequent Issuance.    If any shares subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., "net exercised"), the number of shares that are not delivered to the Participant shall not remain available for issuance under the Plan. Also, any shares reacquired by the Company pursuant to Section 8(g) or as consideration for the exercise of an Option shall not again become available for issuance under the Plan.

        (d)    Incentive Stock Option Limit.    Notwithstanding anything to the contrary in this Section 3, subject to the provisions of Section 9(a) relating to Capitalization Adjustments the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be the number of shares of Common Stock in the Share Reserve.

        (e)    Source of Shares.    The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.     ELIGIBILITY.

        (a)    Eligibility for Specific Stock Awards.    Incentive Stock Options may be granted only to employees of the Company or a "parent corporation" or "subsidiary corporation" thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors, and Consultants who are providing Continuous Services only to any "parent" of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

        (b)    Ten Percent Stockholders.    A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

        (c)    Section 162(m) Limitation on Annual Grants.    Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Participant shall be eligible to be granted during any calendar year Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted covering more than 1,500,000 shares of Common Stock.

5.     PROVISIONS RELATING TO OPTIONS AND STOCK APPRECIATION RIGHTS.

        Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

        (a)    Term.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

        (b)    Exercise Price.    Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and 424(a) of the Code (whether or not such awards are Incentive Stock Options). Each SAR will be denominated in shares of Common Stock equivalents.

        (c)    Purchase Price for Options.    The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

            (i)  by cash, check, bank draft or money order payable to the Company;

           (ii)  pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

         (iii)  by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

          (iv)  if the option is a Nonstatutory Stock Option, by a "net exercise" arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the "net exercise," (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

           (v)  in any other form of legal consideration that may be acceptable to the Board.

        (d)    Exercise and Payment of a SAR.    To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

        (e)    Transferability of Options and SARs.    The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

            (i)    Restrictions on Transfer.    An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant's request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

           (ii)    Domestic Relations Orders.    Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

         (iii)    Beneficiary Designation.    Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant's estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

        (f)    Vesting Generally.    The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

        (g)    Termination of Continuous Service.    Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant's Continuous Service terminates (other than for Cause or upon the Participant's death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant's Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

        (h)    Extension of Termination Date.    In the event that the exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than for Cause or upon the Participant's death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Participant's Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant's Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant's Continuous Service (other than for Cause) would violate the Company's insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant's Continuous Service during which the exercise of the Option or SAR would not be in violation of the Company's insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

        (i)    Disability of Participant.    Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that a Participant's Continuous Service terminates as a result of the Participant's Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

        (j)    Death of Participant.    Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, in the event that (i) a Participant's Continuous Service terminates as a result of the Participant's death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant's Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant's estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant's death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant's death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

        (k)    Termination for Cause.    Except as explicitly provided otherwise in a Participant's Award Agreement, if a Participant's Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date on which the event giving rise to the termination occurred, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

        (l)    Non-Exempt Employees.    No Option or SAR granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant's death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant's retirement (as such term may be defined in the Participant's Award Agreement or in another applicable agreement or in accordance with the Company's then current employment policies and guidelines) any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.     PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS AND SARS.

        (a)    Restricted Stock Awards.    Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company's Bylaws, at the Board's election, shares of Common Stock may be (x) held in book entry form subject to the Company's instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

            (i)    Consideration.    A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board in its sole discretion and permissible under applicable law.

           (ii)    Vesting.    Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

         (iii)    Termination of Participant's Continuous Service.    In the event a Participant's Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

          (iv)    Transferability.    Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

        (b)    Restricted Stock Unit Awards.    Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

            (i)    Consideration.    At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

           (ii)    Vesting.    At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

         (iii)    Payment.    A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

          (iv)    Additional Restrictions.    At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

           (v)    Dividend Equivalents.    Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

          (vi)    Termination of Participant's Continuous Service.    Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant's termination of Continuous Service.

        (c)    Performance Awards.

            (i)    Performance Stock Awards.    A Performance Stock Award is a Stock Award that may vest or may be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the

  Committee in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed 1,500,000 shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

           (ii)    Performance Cash Awards.    A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. In any calendar year, the Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of $1,500,000. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

        (d)    Other Stock Awards.    Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.     COVENANTS OF THE COMPANY.

        (a)    Availability of Shares.    During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

        (b)    Securities Law Compliance.    The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

        (c)    No Obligation to Notify.    The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.     MISCELLANEOUS.

        (a)    Use of Proceeds from Sales of Common Stock.    Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

        (b)    Corporate Action Constituting Grant of Stock Awards.    Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

        (c)    Stockholder Rights.    No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

        (d)    No Employment or Other Service Rights.    Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant's agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

        (e)    Incentive Stock Option $100,000 Limitation.    To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

        (f)    Investment Assurances.    The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant's knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant's own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

        (g)    Withholding Obligations.    Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means (in addition to the Company's right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

        (h)    Electronic Delivery.    Any reference herein to a "written" agreement or document shall include any agreement or document delivered electronically or posted on the Company's intranet.

        (i)    Deferrals.    To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant's termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

        (j)    Compliance with Section 409A.    To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code, including without limitation any applicable guidance that may be issued or amended after the Effective Date.

9.     ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

        (a)    Capitalization Adjustments.    In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(c) and 6(c)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

        (b)    Dissolution or Liquidation.    Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company's right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company's repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

        (c)    Corporate Transaction.    The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

            (i)    Stock Awards May Be Assumed.    In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation's parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor's parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

           (ii)    Stock Awards Held by Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the "Current Participants"), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

         (iii)    Stock Awards Held by Persons other than Current Participants.    In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

        (d)    Change in Control.    A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.   TERMINATION OR SUSPENSION OF THE PLAN.

        (a)    Plan Term.    The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board pursuant to Section 2(b)(v), the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b)    No Impairment of Rights.    Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.   EFFECTIVE DATE OF PLAN.

        This Plan shall become effective on the Effective Date.

12.   CHOICE OF LAW.

        The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state's conflict of laws rules.

13.    DEFINITIONS.    As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

        (a)   "Affiliate" means, at the time of determination, any "parent" or "subsidiary" of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which "parent" or "subsidiary" status is determined within the foregoing definition.

        (b)   "Award" means a Stock Award or a Performance Cash Award.

        (c)   "Award Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

        (d)   "Board" means the Board of Directors of the Company.

        (e)   "Capitalization Adjustment" means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or similar transaction). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

        (f)    "Cause" shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean, with respect to a Participant, the occurrence of any of the following events: (i) an intentional action or intentional failure to act by the Participant that was performed in bad faith; (ii) a Participant's intentional refusal or intentional failure to act in accordance with any lawful and proper direction or order of his or her superiors; (iii) a Participant's habitual neglect of the duties of employment, which may include a failure to perform his or her job duties satisfactorily; (iv) a

Participant's indictment, charge, or conviction of a felony or any crime involving moral turpitude, or participation in any act of theft or dishonesty, regardless of whether such act has had or could reasonably be expected to have a material detrimental effect on the business of the Company or an Affiliate; or (v) a Participant's violation of any material provision of the Company's Proprietary Information and Inventions Agreement or violation of any material provision of any other written policy or procedure of the Company or an Affiliate. The determination that a termination of the Participant's Continuous Service is either for Cause or without Cause shall be made by the Company, in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated with or without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

        (g)   "Change in Control" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

            (i)  any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company's securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the "Subject Person") exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

           (ii)  there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

         (iii)  the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation; or

          (iv)  there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition.

        Notwithstanding the foregoing or any other provision of this Plan, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

        (h)   "Code" means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

        (i)    "Committee" means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

        (j)    "Common Stock" means the common stock of the Company.

        (k)   "Company" means Omnicell, Inc., a Delaware corporation.

        (l)    "Consultant" means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a "Consultant" for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register the sale of the Company's securities to such person.

        (m)  "Continuous Service" means that the Participant's service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant's service with the Company or an Affiliate, shall not terminate a Participant's Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board in its sole discretion, such Participant's Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party's sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or Chief Executive Officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company's leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

        (n)   "Corporate Transaction" means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

            (i)  the consummation of a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

           (ii)  the consummation of a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

         (iii)  the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

          (iv)  the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

        (o)   "Covered Employee" shall have the meaning provided in Section 162(m)(3) of the Code.

        (p)   "Director" means a member of the Board.

        (q)   "Disability" means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

        (r)   "Effective Date" means the effective date of this Plan document, which is the date after the annual meeting of stockholders of the Company held in 2009 provided this Plan is approved by the Company's stockholders at such meeting.

        (s)   "Employee" means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an "Employee" for purposes of the Plan.

        (t)    "Entity" means a corporation, partnership, limited liability company or other entity.

        (u)   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        (v)   "Exchange Act Person" means any natural person, Entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that "Exchange Act Person" shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or "group" (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company's then outstanding securities.

        (w)  "Fair Market Value" means, as of any date, the value of the Common Stock determined as follows:

            (i)  If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

           (ii)  Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

         (iii)  In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

        (x)   "Incentive Stock Option" means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an "incentive stock option" within the meaning of Section 422 of the Code.

        (y)   "Non-Employee Director" means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act ("Regulation S-K")), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a "non-employee director" for purposes of Rule 16b-3.

        (z)   "Nonstatutory Stock Option" means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

        (aa)   "Officer" means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

        (bb)   "Option" means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

        (cc)   "Option Agreement" means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

        (dd)   "Optionholder" means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

        (ee)   "Other Stock Award" means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

        (ff)    "Other Stock Award Agreement" means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (gg)   "Outside Director" means a Director who either (i) is not a current employee of the Company or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an "affiliated corporation" who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an "affiliated corporation," and does not receive remuneration from the Company or an "affiliated corporation," either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

        (hh)   "Own," "Owned," "Owner," "Ownership" A person or Entity shall be deemed to "Own," to have "Owned," to be the "Owner" of, or to have acquired "Ownership" of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

        (ii)   "Participant" means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

        (jj)    "Performance Cash Award" means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

        (kk)   "Performance Criteria" means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share and net earnings); (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity or average stockholder's equity; (vi) return on assets, investment, or capital employed; (vii) stock price; (viii) margin (including gross margin); (ix) income (before or after taxes); (x) operating income; (xi) operating income after taxes; (xii) pre-tax profit; (xiii) operating cash flow; (xiv) sales, backlog or revenue targets; (xv) increases in revenue or product revenue; (xvi) expenses and cost reduction, or other budgetary goals; (xvii) improvement in or attainment of working capital levels; (xiii) economic value added (or an equivalent metric); (xix) market share; (xx) cash flow; (xxi) cash flow per share; (xxii) share price performance; (xxiii) debt reduction; (xxiv) implementation or completion of projects or processes; (xxv) customer satisfaction, service, or personal visitations; (xxvi) stockholders' equity; (xxvii) capital expenditures; (xxiii) debt levels; (xxix) operating profit or net operating profit; (xxx) workforce diversity; (xxxi) growth of net income or operating income; (xxxii) billings; (xxxiii) completion of strategic, business, development, financial, employee or integration plan (or equivalent type of plan); (xxxiv) manufacturing, production, research and development, product launch or product objective goals; (xxxvi) litigation, arbitration or other conflict achievements or resolutions; (xxxvii) hiring or reduction in headcount; (xxxviii) timely completion of internal and external analysis, or audits; (xxxix) completion of Performance Goals by direct reports; and (xl) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

        (ll)   "Performance Goals" means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board in the Award Agreement at the time the Award is granted or other terms setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting principles; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any "extraordinary items" as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for such Performance Period. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement or the written terms of a Performance Cash Award.

        (mm)    "Performance Period" means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

        (nn)   "Performance Stock Award" means a Stock Award granted under the terms and conditions of Section 6(c)(i).

        (oo)   "Plan" means this Omnicell, Inc. 2009 Equity Incentive Plan.

        (pp)   "Restricted Stock Award" means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6.

        (qq)   "Restricted Stock Award Agreement" means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (rr)    "Restricted Stock Unit Award" means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

        (ss)   "Restricted Stock Unit Award Agreement" means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

        (tt)  "Rule 16b-3" means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

        (uu)   "Securities Act" means the Securities Act of 1933, as amended.

        (vv)   "Stock Appreciation Right" or "SAR" means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

        (ww)    "Stock Appreciation Right Agreement" means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

        (xx)   "Stock Award" means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

        (yy)   "Stock Award Agreement" means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

        (zz)   "Subsidiary" means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

        (aaa)    "Ten Percent Stockholder" means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

 Appendix B

CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF OMNICELL, INC.

A Delaware Corporation

        Omnicell, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

        FIRST:    The name of the Corporation is Omnicell, Inc. The Corporation was originally incorporated under the name Omnicell Merger Corporation.

        SECOND:    The date of filing the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware was April 14, 2000, as amended and restated on August 13, 2001.

        THIRD:    The Board of Directors of the Corporation, acting in accordance with provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions amending its Certificate of Incorporation as follows:

        The first paragraph of Article IV is hereby deleted in its entirety and replaced as follows:

          "A. This corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the corporation is authorized to issue is one hundred and five million (105,000,000) shares. One hundred million (100,000,000) shares shall be Common Stock, each having a par value of one-tenth of one cent ($.001). Five million (5,000,000) shares shall be Preferred Stock, each having a par value of one-tenth of one cent ($.001)."

        FOURTH:    The foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, Omnicell, Inc. has caused this Certificate of Amendment to be signed by its President and Chief Executive Officer and attested by its Secretary this                        th day of            , 2010.

OMNICELL, INC.
By:	Randall A. Lipps President and Chief Executive Officer

B-1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints Randall A. Lipps and Dan S. Johnston, jointly or individually, as proxies, each with full power of substitution, and hereby authorizes them to represent and to vote all common shares of stock of Omnicell, Inc. (“the Company”) that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held on Tuesday, May 25, 2010, or any adjournments thereof upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all matters that may properly come before the meeting. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL OF THE NOMINEES AND FOR THE PROPOSAL NOS. 2-4. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE Proxy — Omnicell, Inc. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

<STOCK#> 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 5 0 7 8 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0163IB 1 U PX + Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name appears on share certificate. When shares are registered jointly, all owners must sign. Corporate owners should sign full corporate name by an authorized person. Executors, administrators, trustees or guardians should indicate their status when signing. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal No. 1 below and FOR Proposals Nos. 2 - 4 below. Change of Address — Please print new address below. 01 - James T. Judson 02 - Gary S. Petersmeyer 03 - Donald C. Wegmiller 1. Proposal to elect Class III Directors to hold office until the 2013 Annual Meeting of Stockholders: For Withhold For Withhold For Withhold For Against Abstain 2. Proposal to approve an amendment to the Omnicell, Inc. 2009 Equity Incentive Plan, as described in the accompanying proxy statement. 4. Proposal to ratify the selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2010. For Against Abstain 3. Proposal to approve an amendment to the Omnicell, Inc. Amended and Restated Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 to 100,000,000, as described in the accompanying proxy statement. Annual Meeting Proxy Card 1234 5678 9012 345 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Pacific Time on May 24, 2010. Vote by Internet Log on to the Internet and go to www.investorvote.com/omcl Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

QuickLinks

OMNICELL, INC. 1201 Charleston Road Mountain View, California 94043 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS To Be Held On May 25, 2010
Omnicell, Inc. 1201 Charleston Road Mountain View, California 94043 PROXY STATEMENT FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS MAY 25, 2010 QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
PROPOSAL NO. 1 ELECTION OF DIRECTORS
PROPOSAL NO. 2 APPROVAL OF AN AMENDMENT TO OUR 2009 EQUITY INCENTIVE PLAN
General 2009 Plan Information
PROPOSAL NO. 3 APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK
PROPOSAL NO. 4 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE COMPENSATION
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2009
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2009
DIRECTOR COMPENSATION FOR FISCAL 2009
EQUITY COMPENSATION PLAN INFORMATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
  Appendix A
OMNICELL, INC. 2009 EQUITY INCENTIVE PLAN Adopted by the Board of Directors: March 5, 2009 Approved by the Stockholders: May 19, 2009 Amended by the Board of Directors: March 11, 2010 Approved by the Stockholders: , 2010 Termination Date: March 4, 2019
  Appendix B
CERTIFICATE OF AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF OMNICELL, INC. A Delaware Corporation